OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials

WASHINGTON MUTUAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1301 Second Avenue
Seattle, Washington 98101

March 19, 2007

Dear Shareholder:

You are cordially invited to attend the Washington Mutual, Inc. Annual Meeting of Shareholders that will be held on Tuesday, April 17, 2007, at 1:00 p.m., local time, at the 5th Avenue Theatre, 1308 Fifth Avenue, Seattle, Washington 98101. We will webcast the meeting on our website at www.wamu.com/ir. I look forward to greeting as many of our shareholders as possible at the Annual Meeting.

As set forth in the attached Proxy Statement, we will hold the meeting to consider the following matters:

➢	the election of 13 directors;

➢	the ratification of the appointment of Washington Mutual’s independent auditor for 2007;

➢	three shareholder proposals that are expected to be presented at the meeting; and

➢	to transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s).

Please read the attached Proxy Statement carefully for information about the matters upon which you are being asked to consider and vote. In addition to these specific matters, at the meeting there will be a report on the progress of Washington Mutual and an opportunity to ask questions of general interest to shareholders.

Your vote is important. Whether or not you attend the meeting in person, I urge you to promptly vote your proxy as soon as possible via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

Thank you for your continued support of Washington Mutual, and again, I look forward to seeing you at the Annual Meeting.

Sincerely,

Kerry Killinger
Chairman and Chief Executive Officer

WASHINGTON MUTUAL, INC.

1301 Second Avenue
Seattle, Washington 98101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 17, 2007

Meeting Date:	Tuesday, April 17, 2007

Meeting Time:	1:00 p.m. (local time)

Record Date:	February 28, 2007

Location:	5th Avenue Theatre 1308 Fifth Avenue Seattle, Washington 98101

Agenda:

1.	To elect 13 directors, each for a one-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditor of Washington Mutual, Inc. (the “Company”) for 2007;

3.	To consider a shareholder proposal regarding the Company’s executive retirement plan policies if it is properly presented by the shareholder proponent at the meeting;

4.	To consider a shareholder proposal regarding the Company’s director election process if it is properly presented by the shareholder proponent at the meeting;

5.	To consider a shareholder proposal regarding the Company’s director nominee qualification requirements if it is properly presented by the shareholder proponent at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements.

The Board of Directors urges shareholders to vote FOR Items 1 and 2, and AGAINST Items 3 through 5.

All of these items are more fully described in the Proxy Statement that follows. Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By order of the Board of Directors,

William L. Lynch
Secretary

Seattle, Washington
March 19, 2007

IMPORTANT

     Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your proxy at your earliest convenience via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. This will ensure the presence of a quorum at the Annual Meeting and will save Washington Mutual the expense of additional solicitation. Sending in your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so. Your proxy is revocable at your option in the manner described in the Proxy Statement.

i

WASHINGTON MUTUAL, INC.

1301 Second Avenue
Seattle, Washington 98101

PROXY STATEMENT
For 2007 Annual Meeting of Shareholders
To Be Held On Tuesday, April 17, 2007

Our board of directors (the “Board of Directors” or the “Board”) is soliciting proxies to be voted at our Annual Meeting of Shareholders on April 17, 2007, at 1:00 p.m., and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The Notice, this Proxy Statement and the form of proxy enclosed are first being sent to shareholders on or about March 19, 2007. As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to Washington Mutual, Inc.

Questions and Answers about these Proxy Materials and the Annual Meeting:

Question: Why am I receiving these materials?

Answer: Our Board of Directors is providing these proxy materials to you in connection with Washington Mutual’s Annual Meeting of Shareholders, to be held on April 17, 2007. As a shareholder, you are invited to attend our Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question: What information is contained in this Proxy Statement?

Answer: This information relates to the proposals to be voted on at our Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other required information.

Question: Who is soliciting my vote pursuant to this Proxy Statement?

Answer: Our Board of Directors is soliciting your vote at our 2007 Annual Meeting.

Question: Who is entitled to vote?

Answer: Only shareholders of record at the close of business on February 28, 2007 will be entitled to vote at our Annual Meeting.

Question: How many shares are eligible to be voted?

Answer: As of the record date of February 28, 2007, we had 887,922,268 shares of common stock outstanding (including 6,000,000 shares of common stock held in escrow). Each outstanding share of our common stock will entitle its holder to one vote on each of the 13 directors to be elected and one vote on each other matter to be voted on at our Annual Meeting.

Question: What am I voting on?

Answer: You are voting on the following matters:

➢	The election of 13 directors. Our nominees are Anne V. Farrell, Stephen E. Frank, Kerry K. Killinger, Thomas C. Leppert, Charles M. Lillis, Phillip D. Matthews, Regina T. Montoya, Michael K. Murphy, Margaret Osmer McQuade, Mary E. Pugh, William G. Reed, Jr., Orin C. Smith and James H. Stever.

➢	Ratification of the appointment by our Board’s Audit Committee of Deloitte & Touche LLP as the Company’s independent auditor for 2007.

➢	To consider three shareholder proposals if they are properly presented at the meeting by the respective shareholder proponents.

Question: How does our Board recommend that I vote?

Answer: Our Board recommends that you vote “FOR” each director nominee, “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche as independent auditor, and “AGAINST” each shareholder proposal.

Question: How many votes are required to hold the Annual Meeting and what are the voting procedures?

Answer: Quorum Requirement: Washington law provides that any shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at our Annual Meeting will consist of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 443,961,135 shares of our common stock will be required to establish a quorum. Shareholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered shareholders who are present and entitled to vote, and will count towards the establishment of a quorum. This will include brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting.

Required Votes: Each outstanding share of our common stock is entitled to one vote on each proposal at the Annual Meeting.

➢	Election of Directors: If there is a quorum at our Annual Meeting, the 13 nominees who receive the greatest number of votes cast for directors will be elected. There is no cumulative voting for our directors. Please note that in February 2007, we amended our bylaws to add majority voting procedures for all uncontested director elections, including the 2007 Annual Meeting (see page 11 of this Proxy Statement).

➢	Ratification of Independent Auditors and Approval of the Shareholder Proposals: If there is a quorum, each of these actions will be approved if the number of votes cast in favor of the proposed action exceeds the number of votes cast against it.

If there is a quorum at the meeting, abstentions and broker non-votes will have no impact on the election of directors or the approval of the other proposed actions at the meeting.

Question: How may I cast my vote?

Answer: If you are the shareholder of record: You may vote by one of the following four methods (as instructed on the enclosed proxy card):

➢	in person at the Annual Meeting,

➢	via the Internet,

➢	by telephone, or

➢	by mail.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement and our Annual Report. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to our Annual Meeting.

If you are a participant in the WaMu Savings Plan, our 401(k) Plan: You have the right to direct Fidelity Management Trust Company, as trustee of the plan, regarding how to vote the shares of Company common stock attributable to your individual account under the plan. The enclosed proxy card can be used as a direction form to provide voting directions to Fidelity. Fidelity will vote shares of common stock attributable to participant accounts as directed by such participants. Fidelity will not vote shares of common stock attributable to participant accounts for which it does not receive participant direction by April 12, 2007.

Question: How may I cast my vote over the Internet or by telephone?

Answer: Voting over the Internet: If you are a shareholder of record, you may use the Internet to transmit your vote up until 11:59 P.M. Eastern Time April 16, 2007. Visit www.proxyvote.com and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Voting by Telephone: If you are a shareholder of record, you may call 1-800-690-6903 and use any touch-tone telephone to transmit your vote up until 11:59 P.M. Eastern Time April 16, 2007. Have your proxy card in hand when you call and then follow the instructions.

If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Question: How may I revoke or change my vote?

Answer: If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

➢	submitting a new proxy card,

➢	delivering written notice to our Secretary prior to April 17, 2007, stating that you are revoking your proxy, or

➢	attending the Annual Meeting and voting your shares in person.

Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.

Question: Who is paying for the costs of this proxy solicitation?

Answer: Our Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of our Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. Our Company will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation at a cost of approximately $12,500, plus payment of reasonable out-of-pocket expenses incurred by Georgeson.

Question: Who will count the votes?

Answer: Automated Data Processing, Inc., our inspector of elections for the Annual Meeting, will receive and tabulate the ballots and voting instruction forms.

Question: What happens if the Annual Meeting is postponed or adjourned?

Answer: Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

INFORMATION ABOUT THE MEETING

Our Annual Meeting will be held at 1:00 p.m. (local time) on Tuesday, April 17, 2007, at the 5th Avenue Theatre, 1308 Fifth Avenue, Seattle, Washington 98101. We will provide listening devices at the Annual Meeting for shareholders with impaired hearing.

We plan to webcast the Annual Meeting on our website at www.wamu.com/ir during the Annual Meeting and it will be archived for 30 days after the meeting.

ITEM 1. ELECTION OF DIRECTORS
Board Nominees

The Company’s Board of Directors has nominated each of the following persons for election as a director. Each nominee is currently a director of the Company and each has indicated that he or she is willing and able to continue to serve as a director. We have provided biographical and other information on each of the nominees beginning on page 5 of this Proxy Statement.

Anne V. Farrell
Stephen E. Frank
Kerry K. Killinger
Thomas C. Leppert
Charles M. Lillis
Phillip D. Matthews
Regina T. Montoya
Michael K. Murphy
Margaret Osmer McQuade
Mary E. Pugh
William G. Reed, Jr.
Orin C. Smith
James H. Stever

In February 2007, the Company amended its bylaws to add majority voting procedures for director elections. The new procedures apply to all uncontested director elections, which are elections in which the number of nominees does not exceed the number of directors to be elected. Beginning with the 2007 Annual Meeting, in an uncontested election, any nominee who does not receive the vote of a majority of the shares cast shall promptly offer his or her resignation to the Board following the meeting at which the election occurred. A vote of the majority of shares cast means that the number of shares voted “for” a director exceeds the number of votes affirmatively voted as “withheld” from that director. The Company’s Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation within 90 days following the shareholder meeting at which the election occurred. Thereafter, the Board will promptly disclose publicly its decision whether to accept the director’s resignation offer. The director who tenders his or her resignation pursuant to this provision will not participate in the Governance Committee’s recommendation or the Board’s decision on whether to accept his or her resignation offer.

During 2006, the Company amended its articles of incorporation and bylaws to declassify our Board of Directors. As a result, each of our directors will be eligible to serve for a one-year term beginning with the 2007 Annual Meeting, rather than a three-year term under our prior procedures. To facilitate the transition from classified three-year terms to one-year terms, each director whose current term would not otherwise expire at the Annual Meeting will tender his or her resignation to our Company effective immediately before the Annual Meeting. Consequently, all 13 of our directors are standing for re-election at the Annual Meeting.

If any nominee becomes unable or unwilling to serve, which is not anticipated, the accompanying proxy may be voted for the election of such other person as shall be designated by the Governance Committee of our Board of Directors. Proxies granted may not be voted for a greater number of nominees than the 13 named above. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR each of the nominees listed above.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” EACH OF THE NOMINEES.

Current Directors

Below is information regarding each of our current directors, all of whom have been nominated for re-election at the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

Anne V. Farrell

Director since 1994

Mrs. Farrell, age 71, served as President and Chief Executive Officer of The Seattle Foundation, a charitable and educational corporate foundation, from 1984 until 2003, and currently serves as its President Emeritus. She also serves as a director of Recreational Equipment, Inc. (R.E.I.).

Stephen E. Frank

Director since 1997

Mr. Frank, age 65, is a director of Aegis Insurance Services, Inc., Puget Energy, Inc., Intermec, Inc. and Northrup Grumman Corporation. On January 1, 2002, Mr. Frank retired as Chairman, President and Chief Executive Officer of Southern California Edison, the largest subsidiary of Edison International, a power company, where he had served since June 1995. From 1990 until 1995, Mr. Frank served as the President, Chief Operating Officer and a director of Florida Power & Light Company. Prior to that, he served as an Executive Vice President and Chief Financial Officer of TRW, Inc. and the Vice President, Controller and Treasurer of GTE Corporation.

Kerry K. Killinger

Director since 1988

Mr. Killinger, age 57, is our Chairman and Chief Executive Officer, and was our President until 2005. Mr. Killinger became our President and a director in 1988, our Chief Executive Officer in 1990 and our Chairman of the Board of Directors in 1991. Mr. Killinger also serves as a director of Safeco Corporation and Green Diamond Resource Company.

Thomas C. Leppert

Director since 2005

Mr. Leppert, age 52, retired as the Chairman and Chief Executive Officer of The Turner Corporation on December 31, 2006. He held those positions since September 1999. Turner is one of the nation’s largest general construction companies with its headquarters in Dallas, Texas. Before joining Turner, Mr. Leppert served as the Trustee of the Estate of James Campbell from 1998-1999. From 1996 through 1997, Mr. Leppert served as the Vice Chairman of the Bank of Hawaii and Pacific Century Financial Corp. Mr. Leppert began his career with McKinsey & Company and was later elected a Principal, where he specialized in the financial services industry. In 1984, he was appointed by President Reagan as a White House fellow and was assigned to the Department of the Treasury and the White House staff, where he worked primarily on banking, finance and international trade issues.

Charles M. Lillis

Director since 2005

Mr. Lillis, age 65, is a co-founder and principal of LoneTree Partners, a private equity investing group with headquarters in Denver, Colorado. He is also a Managing Partner of Castle Pines Capital, a provider of channel finance solutions, with its headquarters in Denver Colorado. Mr. Lillis served as the Chairman of the Board and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through the acquisition of MediaOne by AT&T Corp., which was completed in 2000. Mr. Lillis is a director of SUPERVALU Inc., Williams Companies, Medco Health Solutions, and SomaLogic Inc.

Phillip D. Matthews

Director since 1998

Mr. Matthews, age 67, is currently the Chairman of WaterPik Technologies, Inc. and lead director of Wolverine World Wide, Inc., where he was Chairman from 1993 through 1996. From 1996 through 2005 he was the Chairman of Worldwide Restaurant Concepts, Inc. From 1981 to 1991, he was owner and Chief Executive Officer of Bell Helmets, Inc. and prior to that he was Executive Vice President and Chief Financial Officer of Dart Industries and its successor, Dart and Kraft, Inc. He is a director of WaterPik Technologies, Inc., Wolverine World Wide, Inc., Orco Construction Supply, Inc. and Trojan Battery Company.

Regina T. Montoya

Director since 2006

Ms. Montoya, age 53, has been the Chief Executive Officer of New America Alliance since September 2005, where her responsibilities include developing strategic and tactical plans to fulfill the Alliance’s mission of promoting the advancement of the Latino community with a focus on economic empowerment. From 1996 until 2005, Ms. Montoya was the Founder and President of WORKRules, a Texas-based workforce training and media and community relations company, and from August 2002 until February 2005, Ms. Montoya was the Southwest Regional Director for AARP. A Harvard-trained attorney, Ms. Montoya has served in the White House as an Assistant to the President and Director of the Office of Intergovernmental Affairs.

Michael K. Murphy

Director since 1985

Mr. Murphy, age 69, is the retired Chairman and Chief Executive Officer of CPM Development Corporation, a construction materials manufacturer and the parent company of Central Pre-Mix Concrete Company and Inland Asphalt Company.

Margaret Osmer McQuade

Director since 2002

Ms. Osmer McQuade, age 68, has been President of Qualitas International, an international consulting firm, since 1993. She also serves as a director of River Capital International LLC.

Mary E. Pugh

Director since 1999

Ms. Pugh, age 47, is founder, President and Chief Executive Officer of Pugh Capital Management, Inc. a fixed income money management company. Ms. Pugh is a trustee of The Seattle Foundation.

William G. Reed, Jr.

Director since 1970

Mr. Reed, age 68, was Chairman of Simpson Timber Company and Simpson Investment Company from 1971 to 1996. He serves as a director for Green Diamond Resource Company, PACCAR Inc., Safeco Corporation and The Seattle Times. He was Chairman of the Board of Safeco Corporation from January 2001 through December 2002 and lead independent director from 2002 through 2004.

Orin C. Smith

Director since 2005

Mr. Smith, age 64, was President and Chief Executive Officer of Starbucks Corporation, a coffee retailer, from June 2000 until March 31, 2005. From June 1994 to May 2000, Mr. Smith served as Starbucks’ President and Chief Operating Officer, and from March 1990 to June 1994, he was Starbucks’ Vice President and Chief Financial Officer and later its Executive Vice President and Chief Financial Officer. Mr. Smith also serves on the board of directors of NIKE, Inc. and The Walt Disney Company.

James H. Stever

Director since 1991

Mr. Stever, age 63, retired as Executive Vice President, Public Policy, of US WEST, Inc., a telecommunications company, on December 31, 1996, a position he held since January 1996. He was Executive Vice President, Public Policy and Human Resources, of US WEST, Inc. from November 1994 to January 1996, and Executive Vice President, Public Policy, of US WEST, Inc. and US WEST Communication, Inc. from 1993 until 1994. He was President, Public Policy, of US WEST Communications, Inc. from 1990 until 1993 and President, Business Division, from 1988 until 1990.

Corporate Governance

We value strong corporate governance principles and adhere to the highest ethical standards. These principles and standards, along with our core values of fairness, caring, human, dynamic and driven, assist us in achieving our corporate mission. To foster strong corporate governance and business ethics, our Board of Directors continues to take many steps to strengthen and enhance our corporate governance practices and principles. To that end, we have adopted Corporate Governance Guidelines to achieve the following goals:

-	to promote the effective functioning of the Board;

-	to ensure that the Company conducts its business in accordance with the highest legal and ethical standards; and

-	to enhance shareholder value.

The following is a summary of some of our most significant governance principles as embodied in our Corporate Governance Guidelines, and our current practices with respect to many other aspects of strong corporate governance. The full text of our Corporate Governance Guidelines is available on our website at www.wamu.com/ir.  Our shareholders may also obtain a written copy of the guidelines at no cost by writing to us at 1301 Second Avenue, Seattle, Washington, 98101, Attention: Investor Relations Department, or by calling (206) 500-1005.

The Governance Committee of our Board of Directors administers our Corporate Governance Guidelines, reviews performance under the guidelines and the content of the guidelines annually and, when appropriate, recommends updates and revisions to our Board of Directors.

Board of Directors Independence

We currently have 13 directors. Our Corporate Governance Guidelines require that the Board consist predominantly of non-management directors. This means directors who are not currently, and have not been, employed by us during the most recent three years. Currently, our Chief Executive Officer is our only director who is also a member of management.

Our Corporate Governance Guidelines also require that a substantial majority of the Board consist of independent directors. A director is independent for this purpose when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a director. Our Board makes this determination in accordance with our Corporate Governance Guidelines, which are consistent with the applicable rules of the New York Stock Exchange (the “NYSE”) and federal securities laws.

Our Governance Committee is responsible for reviewing with the Board annually the appropriate criteria and standards for determining director independence consistent with all applicable legal requirements, including the NYSE rules and applicable Securities and Exchange Commission (the “SEC”) rules and regulations. In accordance with applicable NYSE rules, we have established categories of immaterial relationships that are deemed not to have any bearing on a director’s independence. Accordingly, our Corporate Governance Guidelines provide that a Company director will not be considered to lack independence solely as a result of any of the following relationships:

-	if currently or at any time during the preceding three years the director was an employee or executive officer of, or a member of his or her immediate family was an employee or an executive officer of another company that makes payments to or receives payments from us for property or services in an amount which is less than $1 million and less than two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

-	if currently or at any time during the preceding three years the director or a member of his or her immediate family was a director of another company that makes payments to or receives payments from us for property or services in an amount which is less than the greater of $1 million and two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

-	if the director or a member of his or her immediate family is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of indebtedness either of them owes to the other is less than one percent (1%) of the total consolidated assets of the other company;

-	if the director or a member of his or her immediate family serves as an officer, director or trustee of a tax exempt organization, and our discretionary contributions to the organization during the most recent calendar year are no greater than the greater of $250,000 or one percent (1%) of that organization’s total annual consolidated gross revenues (determined for the most recent completed fiscal year). Our automatic matching of employee charitable contributions will not be included in the amount of the our contributions for this purpose;

-	if the director or a member of his or her immediate family serves as a non-employee director of another company (and has not been determined by such other company to be non-independent), on whose board one or more other Washington Mutual directors sit as non-employee directors;

-	if the director or a member of his or her immediate family maintains one or more deposit accounts with us, provided that there is no obligation or requirement to maintain the existence of such accounts and such accounts exist on terms and conditions that are no more favorable than those offered to the general public; or

-	if the director maintains a credit card with the Company or a Company subsidiary pursuant to the Company’s Employee Card program for employees and directors, or if a member of his or her immediate family maintains a credit card account with the Company or a Company subsidiary where there is no obligation or requirement to maintain the existence of such account and such account exists on terms and conditions that are generally no more favorable than those widely offered to the Company employees in the program.

In February 2007, the Company’s Board determined that Anne Farrell, Stephen Frank, Thomas Leppert, Charles Lillis, Phillip Matthews, Regina Montoya, Michael Murphy, Margaret Osmer McQuade, William Reed, Jr., Orin Smith and James Stever are independent directors in accordance with our Corporate Governance Guidelines because they have no relationships with us that are outside of the categorical standards listed above. Willis B. Wood, Jr., a director of our Company until April 18, 2006, was found to be an independent director in February 2006. In addition, the Board found that Kerry Killinger and Mary Pugh are not independent because of the following:

-	Mr. Killinger is one of our executive officers.

-	Ms. Pugh is the founder and President of Pugh Capital Management, a company with which we transacted business in 2006 and prior years. Our Board has determined that this relationship was a material relationship. We have more fully discussed this relationship in “Related Transactions and Other Matters” on page 49 of this Proxy Statement.

For the Company directors determined to be independent in 2007, the Board considered the following relationships:

-	Each of Messrs. Frank, Reed and Smith is a member of the board of directors of one or more companies with which our Company transacted business in the ordinary course in 2006. In each instance, the amount of 2006 payments to or by our Company was significantly below the Company’s categorically immaterial amount, as contained in the Company’s Corporate Governance Guidelines.

-	Messrs. Stever and Reed, and Ms. Montoya and Mrs. Farrell each has one or more deposit accounts with our Company, and Mss. Farrell and Osmer McQuade, and Messrs. Frank, Lillis, Leppert, Murphy, Reed and Stever each have a credit card account with our Company, in each case pursuant to our Company card program for employees and directors.

-	Mrs. Farrell and Messrs. Frank and Smith each is a member of the board of trustees of one or more charitable entities to which the Company’s foundation made a cash donation during 2006. In each case, the amount contributed was significantly below the Company’s categorically immaterial amount, as contained in the Company’s Corporate Governance Guidelines.

The Company’s Board also determined in February 2007 that all of the members of our Audit Committee are independent in accordance with our Corporate Governance Guidelines and applicable SEC rules and regulations.

Responsibilities of the Board of Directors

In addition to each director’s basic duties of care and loyalty, the Company’s Board of Directors has separate and specific obligations enumerated in our Corporate Governance Guidelines. Among other things, these obligations require directors to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. In addition, our Board and its committees have the authority to retain and establish the fees of outside legal, accounting or other advisors, as necessary, to carry out their responsibilities.

Our directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. As a result, our directors must disclose all business relationships with the Company and with any other person doing business with us to the entire Board and to recuse themselves from discussions and decisions affecting those relationships. We periodically solicit information from directors in order to monitor potential conflicts of interest and to confirm director independence.

Communication With Directors

Individuals may submit communications to any individual director, including our presiding director, our Board as a group, or a specified Board committee or group of directors, including our non-management directors, by sending the communications in writing to the following address: Washington Mutual, Inc., 1301 Second Avenue, Seattle, Washington 98101. All correspondence should indicate to whom it is addressed. A member of the Company’s Office of the Corporate Secretary will sort the Board correspondence to classify it based on the following categories into which it falls: shareholder correspondence, commercial correspondence, regulator correspondence or customer correspondence. Each classification of correspondence will be handled in accordance with a policy unanimously approved by the Board.

Director Education and Evaluation

All directors are expected to be knowledgeable about the Company and our industry and to understand their duties and responsibilities as directors. They may gain this knowledge by attending Board meetings; periodic director training sessions; educational seminars; and regular meetings with management; and by reading appropriate industry, corporate governance and directorship literature. We frequently conduct in-house director education programs on relevant topics. In addition, our directors are encouraged to attend education sessions provided by third-party groups, and we reimburse them for their reasonable costs of attendance. In 2006, we conducted in-house director education sessions on three occasions.

All of our new directors are required to attend orientation sessions conducted by our management and educational programs intended to satisfy the special qualification requirements for membership on committees of our Board.

Our Board, acting through the Governance Committee, annually evaluates the effectiveness of the Board collectively, and the performance of each standing Board committee. Our Governance Committee determines the appropriate means for this evaluation, which may include surveying the Board and committee membership.

Director Nomination Process

Our Governance Committee is responsible for reviewing with the Board annually the appropriate skills and characteristics required of our Board members, and for selecting, evaluating and recommending nominees for election by our shareholders. The Governance Committee may use one or more third party search firms to assist in this purpose. During 2006, an executive search firm assisted the committee in identifying the Company’s newest director, Ms. Motoya.

The following are the General Criteria for Nomination to the Board, as adopted by our Board. These General Criteria set forth the traits, abilities and experience that, at a minimum, our Board looks for in determining candidates for election to the Board:

-	Directors should possess personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders and other constituencies.

-	Directors should have reputations, both personal and professional, consistent with the image and reputation of Washington Mutual.

-	Each director should have relevant experience and expertise and be able to add value and offer advice and guidance to our Chief Executive Officer based on that experience and expertise.

-	Other important factors to be considered in seeking directors include current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director.

-	A substantial majority of directors on our Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent the interests of our shareholders and other constituencies.

-	Each director should have the ability to exercise sound business judgment.

-	Directors should be selected so that our Board of Directors is a diverse body reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.

The Chair of the Company’s Governance Committee may authorize our Chairman of the Board or any other representative of our Board, speaking on behalf of the Board, to extend invitations to new director candidates to join the Board. The Board is responsible for making interim appointments of directors to fill Board vacancies, including those created by the resignation or retirement of directors in accordance with our bylaws.

Our shareholders may propose director candidates for consideration by the Company’s Governance Committee by submitting the individual’s name and qualifications to our Secretary at 1301 Second Avenue, Seattle, WA 98101. Our Governance Committee will consider all director candidates properly submitted by our shareholders in accordance with our Corporate Governance Guidelines. Shareholders who wish to nominate candidates for election to our Board at our Annual Meeting of Shareholders must follow the procedures outlined in “Shareholder Proposals for the 2008 Annual Meeting” set forth on page 60 of this Proxy Statement.

Majority Voting for Directors

In February 2007, the Company amended its bylaws to add majority voting procedures for director elections. Our new procedures apply to all uncontested director elections, which are elections in which the number of nominees does not exceed the number of directors to be elected. Beginning with the 2007 Annual Meeting, in an uncontested election, any nominee who does not receive the vote of a majority of the shares cast shall promptly offer his or her resignation to our Board following the meeting at which the election occurred. A vote of the majority of shares cast means that the number of shares voted “for” a director exceeds the number of votes affirmatively voted as “withheld” from that director. The Company’s Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation within 90 days following the shareholder meeting at which the election occurred. Thereafter, the Board will promptly disclose publicly its decision whether to accept the director’s resignation offer. The director who tenders his or her resignation pursuant to this provision will not participate in the Governance Committee’s recommendation or the Board’s decision whether to accept his or her resignation offer. Our Corporate Governance Guidelines contain additional procedures that the Company adopted to implement our new majority voting bylaws.

Director Retirement

When our directors reach age 72, they must tender their resignation to our Chairman of the Board before the next occurring annual meeting of shareholders. Our Chairman will refer the resignation to the Board’s Governance Committee for review. Our Board will decide, in light of the circumstances and the recommendation of the Governance Committee, the date on which the resignation will become effective. A majority of the Company’s remaining directors may fill a vacancy created by a director’s retirement in accordance with our bylaws. A director so appointed to fill the vacancy will serve until the first annual meeting of shareholders following that director’s appointment to the Board, at which time, he or she may be nominated for re-election by our shareholders. In addition, we require that directors tender their resignation when their present position or job responsibility changes significantly. Our Board then decides, in light of the circumstances and the recommendation of the Governance Committee, whether to accept such resignation.

Board Meetings and Executive Sessions

Our Board of Directors currently holds eight full Board meetings each year. All of our directors are encouraged to attend each meeting in person. Our management provides all directors with an agenda and appropriate written materials sufficiently in advance of the meetings to permit meaningful review. Any director may submit topics or request changes to the preliminary agenda as he or she deems appropriate in order to ensure that the interests and needs of non-management directors are appropriately addressed. To ensure active and effective participation, all of our directors are expected to arrive at each Board and committee meeting having reviewed and analyzed the materials for the meeting.

All of our non-management directors generally meet in executive session at every regularly scheduled Board meeting, both with and without our Chief Executive Officer present. All directors who are determined to be independent meet in executive session once per year. Our non-management directors will annually select one of their own to be the presiding director at executive sessions. In December 2006, Mr. Frank was selected as the presiding director at all executive sessions.

Director Attendance at Company Annual Meetings

All of our directors are encouraged to attend every Company annual meeting of shareholders. To help ensure that our directors are available at the time of the annual meeting, we typically schedule Board and Board committee meetings on the day of and the day before the annual meeting. All of our directors attended our annual meeting of shareholders held on April 18, 2006.

Director Contact with Management

All of our directors are invited to contact our Chief Executive Officer at any time to discuss any aspect of our business. In addition, there generally are frequent opportunities for directors to meet with other members of our management team.

Investment Expectations of Directors and Executives and Senior Employees

Each of our non-employee directors are expected to maintain stock ownership in our Company in an amount that is meaningful and which should have a value of at least three times the annual director cash retainer. New directors may achieve this requirement over a three-year period.

To encourage our executives and other senior officers to hold our stock, our Human Resources Committee has adopted stock ownership guidelines that apply to those positions. The target ownership guidelines are as follows:

Chief Executive Officer	WaMu stock ownership with a value of at least ten times base salary.
Other Executives and Certain Senior Officers	WaMu stock ownership with a value of at least three or four times base salary, depending on position level.

For purposes of the above guidelines, WaMu stock ownership includes shares of our common stock held outright, Company common stock held in our 401(k) Plan, phantom stock held in our Deferred Compensation Plan, and unvested shares of restricted stock. The Company’s Human Resources Committee receives a report at each meeting indicating the stock ownership of each executive officer, and the Governance Committee receives a report at each meeting indicating the stock ownership of each non-employee director.

Code of Ethics for Senior Financial Officers and Code of Conduct

We have implemented a Code of Ethics applicable to our Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, and our other senior financial officers, and a Company Code of Conduct applicable to all of our officers, employees and directors. Our Code of Ethics provides fundamental ethical principles to which these senior financial officers are expected to adhere. Our Code of Conduct operates as a tool to help our officers, employees and directors understand and adhere to the high ethical standards required for employment by, or association with, Washington Mutual. Both our Code of Ethics and our Code of Conduct are available on our Investor Relations website at www.wamu.com/ir. Our shareholders may also obtain written copies at no cost by writing to us at 1301 Second Avenue, Seattle, Washington 98101, Attention: Investor Relations Department, or by calling (206) 500-5200. Any future changes or amendments to our Code of Ethics or Code of Conduct and any waiver that applies to one of our senior financial officers or a member of our Board of Directors will be posted to our Investor Relations website.

Board Meetings and Attendance

During 2006, our Board of Directors met eight times. All of our directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of all meetings held by committees on which he or she served.

Committees of the Board of Directors

A description of the general functions of each Board committee and the composition of each committee is below.

Committees	2006 Meetings and General Committee Functions

AUDIT	Meetings in 2006: 9
Stephen E. Frank (Chair) Thomas C. Leppert Phillip D. Matthews Michael K. Murphy William G. Reed, Jr. Orin C. Smith
 -    Assists with the oversight of the integrity of our financial reporting process and financial statements and systems of internal controls;
 -    Assists with the oversight of our compliance with legal and regulatory requirements;
 -    Selects and retains the independent auditor, and reviews its qualifications, independence and performance; and
 -    Selects the general auditor, and assists with the oversight of the performance of our internal audit function.

HUMAN RESOURCES	Meetings in 2006: 5
James H. Stever (Chair) Stephen E. Frank Charles M. Lillis Phillip D. Matthews Margaret Osmer McQuade
 -    Develops and administers our executive and senior officer compensation programs and oversees our talent management process for senior management, including succession planning;
 -    Establishes and administers annual and long-term incentive compensation plans for executives and senior management;
 -    Oversees the administration of our officer and employee benefit plans and any associated plan trust funds; and
 -    Annually evaluates our Chief Executive Officer’s performance and sets our Chief Executive Officer’s compensation level based on such evaluation.

GOVERNANCE	Meetings in 2006: 4
William G. Reed, Jr. (Chair) Anne V. Farrell Thomas C. Leppert Phillip D. Matthews Margaret Osmer McQuade Orin C. Smith James H. Stever
 -    Develops and recommends to our Board of Directors governance guidelines and principles for our Company and takes a leadership role in shaping our corporate governance;
 -    Identifies individuals qualified to become directors consistent with criteria confirmed by the Board, and recommends to our Board candidates for directorship;
 -    Reviews and makes recommendations to our Board concerning the strategic planning process of the Company developed by management; and
 -    Assists in the operation of the Company’s majority voting director election procedures.

Committees	2006 Meetings and General Committee Functions

FINANCE	Meetings in 2006: 5
Mary E. Pugh (Chair) Anne V. Farrell Stephen E. Frank Charles M. Lillis Regina T. Montoya Margaret Osmer McQuade Michael K. Murphy William G. Reed, Jr.
 -    Approves and monitors the administration of policies addressing the Company’s allocation of capital and the Company’s management of market and credit risk;
 -    Monitors the development and implementation of strategies that guide the Company’s financial management activities; and
 -    Reviews and makes recommendations with respect to the payment of dividends, the issuance and repurchase of equity, and the issuance and retirement of debt.

CORPORATE DEVELOPMENT	Meetings in 2006: 1
Kerry K. Killinger (Chair) Stephen E. Frank Charles M. Lillis Phillip D. Matthews James H. Stever	- Reviews, on a case-by-case basis, with our management, all transactions not in the ordinary course of business.

CORPORATE RELATIONS	Meetings in 2006: 3
Anne V. Farrell (Chair) Thomas C. Leppert Regina T. Montoya Michael K. Murphy Mary E. Pugh James H. Stever
 -    Monitors our charitable giving and community service activities, including implementation of our ten-year $375 billion Community Commitment initiated in 2001; and
 -    Monitors the Company’s public policy and political activities, including political contributions.

Committee Independence and Additional Information

The Company’s Audit Committee, Governance Committee and Human Resources Committee are currently composed entirely of “independent” directors, as defined by our Corporate Governance Guidelines and applicable NYSE and SEC rules and regulations. Each of our committees has a written charter, which may be obtained on our website at www.wamu.com/ir. Company shareholders may also obtain written copies of the charters at no cost by writing to us at 1301 Second Avenue, Seattle, Washington 98101, Attention: Investor Relations Department, or by calling (206) 500-1005.

The chair of each committee is responsible for establishing committee agendas. The agenda, meeting materials and the minutes of each committee meeting are furnished in advance to all of our directors, and each committee chair reports on his or her committee’s activities to the full Board.

Audit Committee Financial Expertise

The Company’s Board determined in February 2007 that Mr. Frank qualifies as our “audit committee financial expert,” as defined by the rules and regulations of the SEC. The Board further determined that each member of our Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined pursuant to the rules of the NYSE.

Human Resources Committee Processes and Procedures

Overview

Our Human Resources Committee is comprised of five outside directors, each of whom has been determined by our Board to be independent as that term is defined by the NYSE. Members are nominated by the Governance Committee and approved by the Board. The current members of the Committee are:

James Stever, Chair
Stephen Frank
Charles Lillis
Phillip Matthews
Margaret Osmer McQuade

How the Human Resources Committee Operates

The Human Resources Committee operates under a written charter that specifies that the Committee is responsible for the general oversight of the Company’s compensation policies and practices, including those that relate to the Company executives listed in the Summary Compensation Table on page 30 of this Proxy Statement. In this Proxy Statement we refer to those executives as our “Named Executives.” The Human Resources Committee reviews its charter annually and may recommend changes it considers appropriate to the Governance Committee and with that committee’s approval, to the full Board. In December of each year, the Human Resources Committee also conducts an annual self-evaluation to assess its performance for the year. The Human Resources Committee has regularly scheduled meetings in January, July, October and December, and has special meetings whenever necessary to fulfill its responsibilities. In 2006, the Human Resources Committee met five times. It may act by unanimous written consent or by delegating its authority to one or more officers of the Company, although it does not delegate to officers the authority to determine the form or amount of an executive officer’s compensation. During most meetings, the members meet in executive session to discuss a variety of matters; the Committee also meets with various members of management, outside counsel and outside consultants to gain additional insight and perspective with respect to such matters as management succession, the CEO evaluation, legal matters, pension plan performance and compensation and benefits issues generally.

The Human Resources Committee’s Responsibilities

The Human Resources Committee assists the Board in fulfilling the following responsibilities:

■	Establishing, developing and administering our executive officer compensation programs and long-term incentive plans;

■	Overseeing and administering our benefit plans;

■	Annually evaluating our CEO’s performance and setting his compensation amounts accordingly with input from the full Board;

■	Reviewing and coordinating the full Board’s approval of the CEO’s goals; and

■	Reviewing the CEO’s succession planning.

Specifically, the Human Resources Committee is responsible for annually reviewing and approving the base salary, the target annual bonus, and any long-term incentive awards for the CEO and the other Named Executives. In this regard, the Human Resources Committee approves the performance measures to be used in executive, management, and broad-based employee incentive plans and the levels of performance for which incentive compensation is to be paid. With respect to the compensation of our CEO, the Human Resources Committee annually approves financial and leadership goals and objectives relevant to the CEO’s compensation and evaluates the CEO’s performance in light of those goals. The Human Resources Committee is also responsible for approving the base salary, annual target bonus and any long-term incentive awards for our senior executives with a corporate title of Executive Vice President, and certain of our executives with a corporate title of Senior Vice President. In addition, the Human Resources Committee meets annually to review the Company’s performance for purposes of determining the annual bonus paid to Named Executives and other officers by certifying the results under our Company’s Leadership Bonus Plan.

The Human Resources Committee is also responsible for establishing base salary, target annual bonus and long-term incentive awards for newly-hired executives who will be members of our Executive Committee in their role with the Company. To facilitate negotiations with talented executive candidates, the Committee has approved a standard offer letter and guidelines for base salary, target annual bonus, and long-term incentive awards for newly hired executives who will be members of our Executive Committee, and has delegated authority to the Committee’s chair to approve employment offer letters that fall within the guidelines. Offers that do not fall within the guidelines must be approved by the Human Resources Committee.

The Human Resources Committee is authorized to directly engage its own outside consultants, and for 2006 the Human Resources Committee directly retained Towers Perrin to assist in collecting and analyzing competitive compensation data, advising the Human Resources Committee regarding compensation best practices and trends, and assisting in the design and development of the Company’s executive compensation program. The Committee meets in executive session annually to review the performance of the outside compensation consultant, assess the firm’s objectivity, and generally assess the quality of the services Towers Perrin provides. Based on this assessment, the Committee decides whether to retain the outside compensation consultant for the upcoming year, or to conduct a search for a new compensation consultant.

The Company’s CEO provides recommendations to the Human Resources Committee regarding Named Executives’ compensation and is responsible for conducting the performance evaluations for them. The Company’s Chief Human Resources Officer, and members of his department, also support the Human Resources Committee and provide recommendations regarding the amount and form of compensation paid to executive officers.

The Human Resources Committee also administers the Company’s Amended and Restated 2003 Equity Incentive Plan, and has delegated the authority to the Chief Human Resources Officer to grant stock options, restricted stock and performance shares under that plan to executives who are not executive officers of the Company.

While Towers Perrin has been engaged by, and directly reports to the Committee, the Committee has authorized Towers Perrin to interact with the Company’s management on behalf of the Committee, as necessary. There are a number of reasons for this interaction with Company management. Before regularly scheduled Human Resources Committee meetings, Towers Perrin meets with management to review the materials that will be presented to and discussed by the Committee and, when relevant, any proposals on which management will ask the Committee to act. At other times, Towers Perrin may contact management to obtain or confirm information that is necessary for the consultant to effectively advise the Committee on a variety of ad-hoc requests and inquiries made by the Committee. The parameters for this interaction were established when the Committee originally retained Towers Perrin as its advisor.

PRINCIPAL HOLDERS OF COMMON STOCK

This table shows information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have owned more than 5% of the outstanding shares of our common stock on December 31, 2006.

	Shares of Common
Name and Address of	Stock Beneficially
Beneficial Owner	Owned	Percent of Class(1)

Capital Research and Management Company	124,702,550(2)	13.2%
333 South Hope Street Los Angeles, CA 90071
Barclays Global Investors, NA	63,098,000(3)	6.67
45 Fremont Street San Francisco, CA 94105
Capital Group International, Inc.	53,522,900(4)	5.7
11100 Santa Monica Boulevard, 15th Floor Los Angeles, CA 90025

(1)	Based on 944,478,961 shares outstanding (including 6,000,000 shares of Company common stock held in escrow) as of December 31, 2006.

(2)	Based solely on a review of the Schedule 13G/A filed by Capital Research and Management Company with the SEC on February 12, 2007. As reported on the Schedule 13G/A, Capital Research is an investment advisor registered under the Investment Advisors Act of 1940 and has sole voting power with respect to 27,268,550 shares and sole dispositive power with respect to 124,702,550 shares, and has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

(3)	Based solely on a review of the Schedule 13G filed by Barclays Global Investors, NA and its affiliate funds with the SEC on January 23, 2007. As reported in the Schedule 13G, Barclays holds the shares in trust accounts for the economic benefit of the beneficiaries of those accounts and has sole voting power with respect to 55,455,621 shares and sole dispositive power with respect to 63,098,000 shares.

(4)	Based solely on a review of the Schedule 13G/A filed by Capital Group International, Inc. with the SEC on February 12, 2007. As reported on the Schedule 13G/A, Capital Group is the parent holding company of a group of investment management companies that provide investment advisory and management services for their respective clients, which includes registered investment companies and institutional accounts. As further reported in the Schedule 13G/A, Capital Group has sole voting power with respect to 42,594,570 shares and sole dispositive power with respect to 53,522,900 shares, and has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of February 28, 2007, by (i) our directors, (ii) our Chief Executive Officer, (iii) our Chief Financial Officer, (iv) our other Named Executives and (v) all of our current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers.

Each listed person individually owns less than 1% of the outstanding shares and voting power of our common stock, and our directors and executive officers as a group hold approximately 1.2%. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns.

				Total		Total
	Common		Options	Beneficial	Phantom	Stock-Based
Name	Stock(1)		Exercisable(2)	Ownership(3)	Stock(4)	Ownership(5)
	A		B	C	D	E

Thomas W. Casey	179,784	(6)	622,066	801,850	—	801,850
James B. Corcoran	35,408	(7)	—	35,408	—	35,408
Anne V. Farrell	17,224	(8)	46,333	63,557	2,916	66,473
Stephen E. Frank	34,472	(9)	46,333	80,805	2,916	83,721
Kerry K. Killinger	1,468,476	(10)	5,668,596	7,137,072	480,396	7,617,468
Thomas C. Leppert	3,280	(11)	3,333	6,613	2,125	8,738
Charles M. Lillis	8,280	(12)	3,333	11,613	1,059	12,672
Phillip D. Matthews	28,679	(13)	48,708	77,387	2,916	80,303
Regina T. Montoya	1,587	(14)	—	1,587	285	1,872
Michael K. Murphy	30,177	(15)	46,333	76,510	9,457	85,967
Margaret Osmer McQuade	25,768	(16)	21,018	46,786	2,916	49,702
Mary E. Pugh	7,431	(17)	37,333	44,764	2,916	47,680
William G. Reed, Jr.	176,799	(18)	8,333	185,132	23,098	208,230
Stephen J. Rotella	386,981	(19)	241,432	628,413	—	628,413
Joseph Saunders(20)	171,470	(21)	215,457	386,927	—	386,927
Orin C. Smith	7,280	(22)	3,333	10,613	442	11,055
James H. Stever	38,507	(23)	46,333	84,840	2,916	87,756
All directors and current executive officers as a group (23 persons)(24)	3,006,680		8,099,867	11,106,547	534,394	11,640,941

(1)	All fractional shares in this table have been rounded to the closest whole share.

(2)	In accordance with applicable SEC rules, only options that are exercisable within 60 days after February 28, 2007 are included in this column.

(3)	The amounts in this column are derived by adding shares and options listed in columns A and B of the table.

(4)	This column includes shares of phantom stock attributable to the account of the executive or director based on such individual’s deferral of compensation into the Company’s Deferred Compensation Plan. These shares are not shares of Company common stock and confer no voting rights.

(5)	The amounts contained in this column are derived by adding the amounts in columns C and D of the table.

(6)	Includes 177,253 shares of restricted stock.

(7)	Includes 35,408 shares of restricted stock.

(8)	Includes 3,264 shares of restricted stock.

(9)	Includes 3,263 shares of restricted stock.

(10)	Includes 155,943 shares held by grantor retained annuity trust and 411,438 shares of restricted stock.

(11)	Includes 1,587 shares of restricted stock.

(12)	Includes 1,587 shares of restricted stock.

(13)	Includes 10,000 shares held in a family trust and 2,887 shares of restricted stock.

(14)	Includes 1,587 shares of restricted stock.

(15)	Includes 3,264 shares of restricted stock.

(16)	Includes 1,587 shares of restricted stock.

(17)	Includes 2,629 shares of restricted stock.

(18)	Includes 3,264 shares of restricted stock.

(19)	Includes 288,373 shares of restricted stock.

(20)	Mr. Saunders’ employment with the Company ended on February 28, 2007.

(21)	Includes 138,679 shares held by trust and 31,031 shares of restricted stock.

(22)	Includes 1,587 shares of restricted stock.

(23)	Includes 1,800 shares held by a family foundation and 3,264 shares of restricted stock.

(24)	Does not include Mr. Saunders, whose employment ended on February 28, 2007. Includes 2,385 shares held in the WaMu Savings (401(k)) Plan, 1,022 shares held in personal retirement accounts, and 1,456,298 shares of restricted stock.

Compensation of Non-Employee Directors

The Company’s Board of Directors, acting upon a recommendation from the Governance Committee, annually determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board and the Governance Committee are guided by the following goals:

■	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our Company’s size and scope;

■	Compensation should align the directors’ interests with the long-term interests of shareholders; and

■	Compensation should assist with attracting and retaining qualified directors.

In making its recommendation, the Governance Committee considers information received from Towers Perrin, the compensation consulting firm, regarding competitive information on outside director compensation for Fortune 500 companies generally and for individual peer banks. Towers Perrin also provides recommendations for the Company’s program. The chair of the Governance Committee engages Towers Perrin to perform the analysis provided to the Committee. The Governance Committee and Board most recently completed this process in December 2006, and determined that our director compensation for 2007 should remain unchanged from 2006. The Company does not pay director compensation to directors who are also our employees. Below are the elements of compensation paid to non-employee directors for their service on our Board:

Cash Compensation

Company non-employee directors receive the following cash payments for their service on our Board of Directors and Board committees:

■	an annual cash retainer of $60,000;

■	$750 for attendance at each purely telephonic Board meeting or committee meeting;

■	$1,500 for attendance in person or by telephone at each other Board meeting or committee meeting;

■	an annual retainer of $10,000 to the chair of each of the Finance, Human Resources and Governance Committees;

■	an annual retainer of $7,500 to the chair of the Corporate Relations Committee;

■	an annual retainer of $15,000 to the chair of the Audit Committee; and

■	an annual cash retainer of $5,000 for the non-management director who is selected to be the presiding director at executive sessions of the Board.

■	Each Corporate Development Committee member receives an annual cash retainer of $6,000 in lieu of any fees for committee meeting attendance.

Directors who resign or retire from the Company’s Board receive a prorated portion of the applicable cash retainers based upon their service on the Board and Board committees during the year. During 2006, the Company did not provide perquisites to any director in an amount that is reportable under applicable SEC rules and regulations. The Company directly pays or reimburses all non-employee directors for parking, travel and accommodation expenses in connection with attendance at Board and committee meetings. When a director retires from our Board, it is our practice to make a $10,000 cash donation in the retiring director’s name to a charitable entity selected by the director.

Stock Compensation

Each non-employee director is eligible for an annual grant of either options to purchase Company common stock or shares of restricted stock issued from our Amended and Restated 2003 Equity Incentive Plan, as recommended by our Governance Committee. The options and restricted stock that the Company awards to our directors vest on the first anniversary of the date of grant, subject to earlier vesting on termination of service in certain circumstances. Shares of restricted stock for directors accrue regularly-declared Company dividends in the form of additional shares of restricted stock.

Deferred Compensation

Company directors are also eligible to participate in the Company’s Deferred Compensation Plan, which is described in greater detail on page 40 of this Proxy Statement. The Deferred Compensation Plan allows eligible directors to defer their vested restricted stock and their fees and retainers payable for their service on the Board and Board committees.

In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during 2006.

Director Compensation in 2006

				Change in
				Pension Value
	Fees			and Nonqualified
	Earned or	Stock	Option	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Total
Name	Cash ($)(2)	($)(3)	($)(4)	Earnings ($)(5)	($)(6)	($)

Anne V. Farrell	93,000	66,185	30,427	8	—	189,620
Stephen E. Frank	122,750	66,185	30,427	4,822	46,600	270,784
Thomas C. Leppert	91,500	66,185	27,345	4	—	185,034
Charles M. Lillis	90,750	66,185	27,345	—	—	184,280
Phillip D. Matthews	99,000	66,185	30,427	—	—	195,612
Regina T. Montoya	53,500	—	—	2	—	53,502
Michael K. Murphy	94,500	66,185	30,427	—	—	191,112
Margaret Osmer McQuade	91,500	66,185	30,427	4	—	188,116
Mary E. Pugh	94,000	66,185	30,427	—	—	190,612
William G. Reed Jr.	104,500	66,185	30,427	120	—	201,232
Orin C. Smith	85,000	66,185	27,345	10	—	178,540
James H. Stever	104,500	66,185	30,427	—	—	201,112
Willis B. Wood, Jr.(1)	35,500	124,149	32,012	5,464	56,600	253,725

(1)	Mr. Wood retired from our Board of Directors on April 18, 2006.

(2)	The amounts in this column represent the annual cash retainers and cash meeting fees paid to our non-employee directors for service during 2006.

(3)	This column reflects the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R for awards of unvested restricted stock. The fair value of Company restricted stock is based on the market value of our common stock on the applicable measurement date for accounting purposes. For additional information, see Note 20 to the Washington Mutual, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended December 31, 2006. Mr. Wood’s amount includes stock awards that, pursuant to their terms, vested upon his retirement from the Company’s Board. As of December 31, 2006, each then current director held the following number of shares of unvested restricted stock (including dividend shares) issued as stock awards: Mrs. Farrell: 3,351, Mr. Frank: 3,349, Mr. Leppert: 1,693, Mr. Lillis: 1,693, Mr. Matthews: 2,977, Ms. Montoya: 0, Mr. Murphy: 3,351, Ms. Osmer McQuade: 1,693, Ms. Pugh: 2,723, Mr. Reed: 3,351, Mr. Smith: 1,693, and Mr. Stever: 3,351. The grant date fair value computed in accordance with FAS 123R for each restricted stock award reported in this column was $70,021. In addition, Mr. Wood’s amount reported in this column also includes 11 separate awards granted in different years before 2006, totaling 1,270 shares that vested upon his retirement.

(4)	This column reflects the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R for stock option awards. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options, see Note 20 to the Washington Mutual, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended December 31, 2006, as supplemented by the table on page 33 of this Proxy Statement. The grant date fair value computed in accordance with FAS 123R for each stock option reported in this column, except Mr. Wood’s, was $28,930. The aggregate grant date fair value of Mr. Wood’s stock options in this column was $82,480. As of December 31, 2006, each then current non-employee director held the following number of shares of vested and unvested Company stock options granted as option awards:

Name	Vested Stock Options	Unvested Stock Options

Anne V. Farrell	45,250	3,333
Stephen E. Frank	43,000	3,333
Thomas C. Leppert	—	3,333
Charles M. Lillis	—	3,333
Phillip D. Matthews	50,415	3,333
Regina T. Montoya	—	—
Michael K. Murphy	45,250	3,333
Margaret Osmer McQuade	17,685	3,333
Mary E. Pugh	34,000	3,333
William G. Reed Jr.	5,000	3,333
Orin C. Smith	—	3,333
James H. Stever	43,000	3,333

(5)	The amounts reported in this column for Messrs. Leppert, Reed and Smith, and Mss. Farrell, Montoya and Osmer McQuade consisted of above-market interest paid pursuant to the Company’s Deferred Compensation Plan. The plan is described in greater detail on page 40 of this Proxy Statement. In accordance with applicable SEC regulations, the reported above-market interest consists of earnings in the interest method of accrual in our Deferred Compensation Plan to the extent that the interest rate exceeded 120% of the applicable federal long-term rate (the “Benchmark Rate”). The annual interest rate under the interest method of earnings in the plan was 5.48%, which was slightly higher than the Benchmark Rate of 5.43%. Messrs. Frank and Wood also have vested balances in an unfunded deferred compensation plan for certain former directors of Great Western Financial Corporation for which our Company has assumed responsibility as successor to Great Western. No additional compensation may be deferred under this plan. Interest accrues on fund balances outstanding within the plan at enhanced rates. Pursuant to the Great Western plan, Messrs. Frank and Wood each receive a crediting rate enhanced by 125%. This resulted in a 2006 plan interest rate of 6.51%, which exceeded the Benchmark Rate of 5.43%. As a result, this column reports above-market interest under the Great Western plan for Messrs. Frank and Wood.

(6)	For Messrs. Frank and Wood, this column includes certain retirement benefits to which they are entitled under an unfunded directors’ retirement plan for which our Company assumed responsibility as successor to Great Western Financial Corporation. Upon termination of service on Great Western’s board of directors, each eligible director became entitled under the plan to an annual retirement benefit equal to the sum of the annual retainer previously paid to members of the Great Western board plus 12 times the monthly meeting fee, both as in effect at the time of the director’s termination. Benefits are payable for a period equal to the number of years that the eligible director served as a Great Western director and will be provided to the surviving spouse or other designated beneficiary following an eligible director’s death. Pursuant to the plan, Messrs. Frank and Wood are each entitled to receive quarterly payments of $11,650. Mr. Frank is entitled to receive these payments until October 2008 and Mr. Wood’s payments end in October 2011. In addition, Mr. Wood’s amount reported in this column includes a $10,000 donation that we made in his name to a charitable entity selected by Mr. Wood upon his retirement from our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction: Overview and Process

The Human Resources Committee of the Company’s Board of Directors, sometimes referred to in this Proxy Statement as the “Committee,” is responsible for designing and maintaining the Company’s compensation programs consistent with the objectives below. The Committee establishes all forms of compensation, including the base salary, target bonus, and both the value of the equity award and the mix of equity vehicles for the Company’s executives, including the Named Executives. (Whenever we refer to “executives” in this Compensation Discussion and Analysis, we mean to include the Named Executives, unless we specifically say otherwise.)

The Committee begins by considering benchmarking data from peer companies and individual performance and potential, along with overall Company performance, in setting all elements of compensation for Named Executives. The Committee has engaged an outside compensation consultant, Towers Perrin, to assist it in gathering the necessary benchmarking data and to provide it with information about trends in compensation within the Company’s industry. Towers Perrin reports directly to the Committee through its chair, but at the direction of the Committee chair, Towers Perrin also works with the Company’s management to develop materials and proposals with respect to executive officer compensation.

Objectives of Our Compensation Programs

The Company’s compensation programs have been designed with the following objectives in mind:

■	The majority of each executive’s pay should be performance-based compensation that is variable based on the Company’s annual and long-term operating performance and long-term shareholder returns, and should be aligned with the Company’s business strategy.

■	Total compensation amounts should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while also being consistent with the Company’s objective of maintaining a competitive and efficient cost structure.

■	Compensation should be commensurate with the role, scope, and complexity of each executive’s position relative to other executives and employees.

The Company’s compensation programs reflect its position as a leading company in the highly competitive, dynamic and consolidating financial services industry. The Company uses a variety of in-service and post-employment compensation elements, and overall, the elements support the objective of making compensation sufficiently competitive to attract and retain top talent, provide incentives and rewards to executives, and ensure that management’s interests are aligned with shareholder interests.

Setting Compensation Levels

Each year, with the assistance of its outside compensation consultant, the Human Resources Committee surveys the compensation practices of the Company’s peers to help establish compensation for the Named Executives. The Committee evaluates the list of peers every year and adjusts the list as appropriate. For compensation awarded in 2006, the Company’s selected peers were the companies listed below. The Committee determined that these were the Company’s primary competitors in its major business lines and for executive talent:

■	Bank of America

■	Bank of New York

■	Capital One Financial Corp.

■	Citigroup

■	Countrywide Financial

■	Fifth Third Bancorp

■	JPMorgan Chase & Co.

■	KeyCorp

■	National City Corporation

■	PNC Financial Services Group

■	Suntrust Banks

■	U.S. Bancorp

■	Wachovia

■	Wells Fargo & Company

Washington Mutual is a leading financial services company that has grown significantly over the last decade, and it competes on a national basis in all business lines with traditional money-center institutions included in the above peer group. Given these realities, the Company seeks to attract, develop and retain a roster of high-quality executive officers selected from a national, and in some cases, international, talent pool. To help achieve these goals, as a guideline, the Company targets Named Executive cash compensation (salary and annual bonus) at the median (50th percentile) compared to its peers, and long-term equity incentive compensation at the 75th percentile compared to the peer group. This process only establishes targets; actual compensation can vary from the targeted amounts based on Company and individual performance. This approach allows the Company to attract and retain top executive talent and align Named Executives’ compensation more closely with the Company’s strategic goals and shareholders’ interests.

The Company assigns Named Executives and other executives to pay-levels. These levels are determined by analyzing position-specific responsibilities, market data, and internal reporting relationships. Each pay-level has an assigned salary range and an associated range for annual bonus and long-term incentive compensation, which reflect our targeted percentile for compensation. The Committee may in its discretion approve compensation that is beyond these ranges to recruit and retain top talent.

Although the Company’s pay-levels and guidelines establish general targeted compensation levels, the Committee considers a number of other factors in establishing each Named Executive’s compensation, including external market and peer group practices, individual performance, the Company’s financial performance, individual executive pay summaries and certain internal pay equity considerations. The Committee determines the compensation elements for our Chief Executive Officer (the “CEO”), reports this information to the full Board, and considers whether adjustments to the CEO’s compensation are appropriate based on input from the full Board. For other Named Executives, the CEO submits compensation recommendations to the Committee. The Committee reviews the CEO’s recommendations and sets the compensation for each Named Executive based on its evaluation of the executive’s performance. The Committee also considers the tax and accounting treatment of the various components of compensation, and although these considerations do not generally drive its decisions, the Committee generally strives to put the Company in the best position with respect to tax and accounting treatment. In particular, the Committee attempts to ensure that compensation to Named Executives is deductible under Section 162(m) of the Internal Revenue Code, although the Committee has reserved the right to provide compensation to Named Executives that is not deductible for income tax purposes as circumstances warrant.

To assist it in establishing compensation, long-term incentives, and other benefits, the Human Resources Committee receives and reviews reports that summarize each executive officer’s total compensation. The reports are provided at each regular meeting of the Committee. Based upon a review of the compensation arrangements discussed below, peer group compensation levels, and an assessment of individual and Company performance, the Company believes that the value and design of its Named Executive compensation programs are appropriate and create the proper incentives for each Named Executive.

Primary Components of Compensation

The Company believes that a majority of each Named Executive’s compensation and a significant portion of other executives’ compensation should be dependent on our performance as a company. This helps to provide proper financial incentives to the executive and to aid in aligning the executive’s interests with those of our Company and shareholders. On average, approximately 85% of the Named Executives’ 2006 total direct compensation, including approximately 94% of our CEO’s total direct compensation, was variable and dependent on the Company’s performance. Direct compensation includes base salary, annual bonus opportunity, and long-term equity incentive compensation.

The following table summarizes the primary elements of the Company’s direct compensation arrangements and how they support the Company’s other compensation objectives in the short and long-term:

Components of Direct Compensation

Element	Character	How Objectives Are Met

Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.
Annual Non-Equity Incentive Plan Compensation (Cash Bonus)	Short Term	Varies based on the Company’s attainment of annual performance measures that are aligned with the business strategy and shareholders’ interests.
Stock Options	Long-Term	Varies based on long-term stock price performance and promotes shareholders’ interests.
Restricted Stock	Long-Term	Varies based on long-term total shareholder return and promotes shareholders’ interests.
Performance Shares	Long-Term	Varies based on long-term performance, and aligns executives’ interests with the Company’s business strategy by tying payouts to the Company’s performance relative to its peers.

Salary and Annual Incentive Compensation

The Company provides each Named Executive with a base salary that is commensurate with the role, scope, and complexity of his position relative to other executives and employees. The Company sets an annual target cash bonus for each Named Executive based on annual Company performance measures established by the Committee pursuant to the Company’s Leadership Bonus Plan. The amount payable to any one Named Executive under the Leadership Bonus Plan is subject to a formula based on the Company’s net income as determined under the shareholder-approved Executive Incentive Compensation Plan, which is designed to enable the Company to claim income tax deductions for bonus payments.

The actual bonuses paid to Named Executives are determined based on a pre-established formula measuring the Company’s performance against criteria that we believe are drivers for creating shareholder value and achieving the Company’s strategic goals. The amount of bonuses that the Company paid in January 2007 for 2006 performance was determined based on the Company’s performance against the following three measures, which were established by the Committee in January 2006:

■	An earnings-per-share measure adjusted to account for the interest rate environment within which our business operated in 2006. This measure formulaically adjusted based on the interest rate conditions that existed over the course of the year, as indicated by the applicable short-term interest rates and the spread between short-term and long-term rates. The Company’s 2006 earnings-per-share, given the above conditions, resulted in an achievement level of 109% for this measure.

■	A non-interest expense measure aligned with the Company’s strategic goal of reducing expenses and increasing efficiency to remain competitive. The Company’s 2006 non-interest expense was $8.807 billion, which resulted in an achievement level of 118.4% for this measure.

■	A customer satisfaction measure based on a customer satisfaction rating system designed by an outside vendor. High levels of customer service remain an important aspect of the Company’s consumer-oriented business philosophy. The Company’s customer satisfaction performance against this measure resulted in an achievement level of 130%.

For 2006, the Committee established the following weights for each of the Leadership Bonus Plan performance measures: EPS: 40%, non-interest expense: 45%, and customer satisfaction: 15%. The Committee establishes performance measures that are challenging but realistic given the expected operating environment at the time they are established. Because the Company targets Named Executive cash compensation (salary and cash bonus) at the median compared to the Company’s peers, the Leadership Bonus Plan performance measures, including the measures for 2006 performance, are usually set at challenging, yet achievable levels that, with a few exceptions, have generally resulted in payouts close to 100% of targeted amounts. Based on the Company’s performance in 2003 and 2004, the Company paid bonuses to its then-current Named Executives at 98.1% and 64.2% of target levels, respectively. In 2005 and 2006, the Company’s performance against the applicable measures exceeded expectations and resulted in bonus payouts at 118.5% and 116.4% of the respective target amounts.

The Committee varies the performance measures and the weights assigned to each performance measure from year to year, based on what we believe needs to be accomplished each year in order to drive long-term shareholder value. For 2007 bonuses the Committee selected the following performance measures and relative weights: EPS: 40%, non-interest expense: 25%, non-interest income: 25%, and customer loyalty: 10%. For each of these performance measures, the Committee established individual achievement levels that are challenging and realistic, given the Company’s business plan and the expected environment within which the Company’s business will operate. The 2007 Leadership Bonus Plan bonus payout targets range up to 365% of 2007 base salary, depending on position with the Company.

Executives, including the Named Executives, may elect to exchange 10%, 20% or 33 1/3% of their target bonus for the upcoming year for a grant of non-qualified stock options under the Company’s Incentive Target Replacement Option program. Options granted under the program vest one year from the date of grant if the Named Executive remains employed by the Company, and the option exercise price is the closing price of the Company’s common stock reported on the NYSE on the date preceding the date of the grant. The number of options granted is determined by dividing 150% of the target bonus exchanged by the estimated value of an option to account for additional risk associated with the volatility of stock option values. For 2006, none of the Named Executives participated in this program.

Long-Term Equity Incentive Compensation

The Company has designed its various long-term equity incentive compensation programs with a focus on aligning Named Executive incentives with long-term shareholder value. Specifically, the various components of our long-term equity incentive compensation programs are linked to changes in one or more of the following:

■	the price of the Company’s common stock,

■	the rate of the Company’s earnings growth,

■	the Company’s return on tangible common equity, and/or

■	the Company’s total shareholder return.

A combination of stock options, restricted stock and performance share awards are used by the Company to create a long-term incentive program that is a balanced reflection of its objectives. Each equity vehicle has its own characteristics and helps achieve some of the objectives of the compensation program. Restricted stock that vests over time enhances retention and focuses executives on total shareholder return, while stock options also include the potential for significant value appreciation tied to the Company’s stock price. Performance shares measure the Company’s performance relative to a group of its peers and reward executives for outperforming the Company’s peers. By changing the mix of equity vehicles, the Committee can emphasize one or more of its compensation objectives each year based on market conditions and trends, as well as the particular needs of the Company.

Prior to finalizing grants, the Committee offers Named Executives the ability to express a preference, among three choices, for a heavier weighting of either restricted stock or stock options. The percentage of performance shares for each Named Executive is fixed at 30%. For 2006, Named Executives were asked to express a preference between stock options and restricted stock by choosing among the following:

	Choice 1	Choice 2	Choice 3

Restricted Stock	35%	45%	25%
Stock Options	35%	25%	45%
Performance Shares	30%	30%	30%

After taking into account the Named Executive’s indicated preference, the Committee finalizes the number of shares subject to each type of equity award to be granted to each Named Executive, and grants the awards in January of each year.

When establishing each Named Executive’s total long-term equity incentive award, the Committee first sets a dollar amount for each Named Executive’s aggregate equity award. The Company’s philosophy is to pay its employees competitively, and as a result the Committee does not consider the amount of stock owned by our Named Executives from prior awards when determining the amount of their annual equity awards. The aggregate dollar amount established by the Committee for each Named Executive’s equity award is then converted into a number of shares of restricted stock, performance share awards and stock options. The conversion into the number of shares underlying the Named Executive’s stock option award is done using a valuation model, and the conversion of the award into the number of shares of restricted stock and performance shares is done using a representative Company stock price over a 60 to 90 day period prior to the grant date, with a discount factor applied to reflect the risk associated with any applicable performance criteria. This allows the Company to determine the number of shares subject to the total award before seeking Committee approval, and also allows the Company to avoid the effects of events impacting our stock price around the actual time of grant.

The Company further aligns the interests of the Named Executives with the Company’s shareholder interests through Company stock ownership guidelines that apply to each executive officer, including the Named Executives. Under the guidelines, our CEO must hold a number of the Company’s shares of common stock with a value of at least ten times his base salary, and our other Named Executives must hold shares worth at least four times their base salary. Shares of unvested restricted stock can be used to satisfy the ownership guidelines, as can amounts deferred under the Company’s Deferred Compensation Plan to the extent that those balances are invested in the plan’s earnings method based on the Company’s stock price. Newly hired executives are given a period of time to satisfy the guidelines.

Stock Options and Restricted Stock

Company stock options granted before November 2006 had an exercise price equal to the NYSE-reported closing price of our common stock on the trading day immediately preceding the date of grant. All Company stock options granted during and after November 2006 will have an exercise price equal to the NYSE-reported closing price of our common stock on the date of grant. Given recent developments among other companies during the past year, the Company recently conducted a review of its option pricing practices since 1999. This review found no indication that our Company has engaged in a practice of “backdating” stock options.

The Committee has implemented a number of changes to its restricted stock grants for executives, including the Named Executives. Beginning with awards granted after January 1, 2007, dividends will be reinvested in additional shares that will be subject to the same restrictions as the underlying shares. For previously granted awards, other than employment sign-on awards, dividends are paid out in cash on a quarterly basis. Also commencing with awards after January 1, 2007, restricted stock issued to Named Executives will also contain one or more Company performance measures that must be satisfied as a condition to vesting. For awards made in 2007, the applicable performance measures are the same Company performance measures used to determine the Company’s 2007 annual cash bonus payouts under the Leadership Bonus Plan. These awards will vest over three years, but only to the extent of the payout under the Leadership Bonus Plan. For example, if the Leadership Bonus Plan pays out at 90% of target amounts, only 90% of one-third of each Named Executive’s 2007 restricted stock award will vest on the first, second and third anniversary of the award. The maximum number of shares that may vest under each award equals 100% of the number of shares issued.

Performance Shares

Performance shares are another important component of the Company’s long-term equity incentive compensation awarded to the Named Executives, with 30% of each Named Executive’s total award being in the form of performance shares. Performance share awards are stated in terms of a target payout, and the actual payout can range from 0 to 250% of target, depending on the Company’s performance versus the performance of its peers. The target payout is at the 60th percentile of the peer group companies, and is payable at 100% of the contingent award. The threshold payout is at the 30th percentile of the peer group companies, and is payable at 25% of the contingent award. There is no payout if the Company’s performance is below the 30th percentile of peer group companies. The Company’s peer group for this purpose consists of the financial services companies comprising the Standard & Poors Financial Index, excluding real estate investment trusts.

Performance shares pay out at the end of a three-year period, called a performance cycle. At the end of the performance cycle, earned awards — together with dividends on the earned shares that are reinvested in Company common stock — are paid out in unrestricted shares of our common stock (or cash at the discretion of the Committee). For any performance share awards that pay out, a participant may instead defer the payout value into the Company’s Deferred Compensation Plan. For awards made in 2006, the performance cycle is 2006-2008. Over the performance cycle, the Company measures its performance against that of its peers with respect to earnings-per-share growth, total shareholder return, and average return on tangible common equity. Each of the performance measures has equal weight in determining the payout. The following schedule sets forth the payout amounts for the Company’s relative performance:

Percentile Rank Among Peers for:
Earnings-Per-Share Growth,	Payout as a
Total Shareholder Return, and	Percentage of
Average Return on Tangible Common Equity	Target (%)

90th or Above	250
85th	225
80th	200
75th	175
70th	150
60th	100
50th	75
40th	50
30th	25
Below 30th	0

If the Company’s relative ranking falls between stated percentiles, the Committee interpolates to determine the payout percentage. For example, if the Company ranks in the 55th percentile for all three performance measures, the payout would be 87.5% of target.

The Committee believes that the ranking performance measures are appropriate measures of the Company’s relative performance and are sufficiently difficult to attain, as evidenced by the expected payout of 0% for the 2004-2006 performance cycle. The Company’s performance share award payouts for the last four performance cycles varied based on its performance against its peers follows:

Payout as a
Percentage of
Cycle	Target (%)

2004-2006	0
2003-2005	0
2002-2004	87.5
2001-2003	250

2005 Five-Year Performance-Based Restricted Stock Award

In 2005, in connection with the Board’s approval of the Company’s five-year strategic plan designed to meet our goal of becoming a premier provider of financial services in the United States, the Committee made a special restricted stock award to certain Company executives. This award was a performance-based restricted stock award to certain executive officers, including Messrs. Killinger, Rotella and Casey, and it was intended to align executives’ interests with the new strategic plan and to assist the Company in retention of key employees. In determining the number of shares of performance-based restricted stock to award to Messrs. Killinger, Rotella and Casey, the Committee considered the total compensation package of each of them and how critical their efforts were expected to be in achieving the five-year plan. Messrs. Saunders and Corcoran did not receive these awards because they were not Company employees at the beginning of 2005. Between 0% and 100% of these awards will vest shortly after December 31, 2009, depending upon the Company’s performance, as measured by its average return on tangible common equity over the period beginning on July 1, 2005 and ending on December 31, 2009. Dividends payable on these shares are reinvested in shares of Company common stock that have the same restrictions as the underlying restricted shares. The Committee established the performance measure to give the share recipients, including Messrs. Killinger, Rotella and Casey, an incentive to create long-term shareholder value by executing our five-year strategic plan. The Company has no current plans to make similar awards in the future; however, it may elect to do so.

Perquisites

During 2006, the Company provided the Named Executives, other than Mr. Killinger, with the following perquisites: Company-paid parking, a monthly car allowance, installation of home security systems and ongoing monitoring, health examinations, and an allowance for certain expenses related to financial, estate and tax planning. Mr. Killinger received none of these perquisites during 2006. In accordance with his arrangement with Providian National Bancorp., which the Company acquired in 2005, Mr. Saunders was also entitled to the services of a Company-provided driver. Effective January 1, 2007, the Company will no longer provide any of these perquisites to the Named Executives.

Mr. Killinger’s sole 2006 Company-provided perquisite was his personal usage of the Company’s air transportation. The Company owns a partial interest in several aircraft that are operated by a third party service and which the Company uses primarily for business-related transportation. As reported in the Summary Compensation Table on page 30 of this Proxy Statement, the Company’s incremental costs incurred for this personal use is reported as 2006 compensation to Mr. Killinger. In addition, for federal income taxation purposes, the personal usage is treated as income that is imputed to Mr. Killinger in accordance with Internal Revenue Service rules. For security reasons and to increase his efficiency, the Board of Directors continues to encourage Mr. Killinger to use the Company’s air transportation for business-related and personal transportation. However, effective January 1, 2007, Mr. Killinger will reimburse the Company for any personal use by him of the Company’s air transportation. The Committee took this change into consideration when it established and finalized his total compensation for 2007.

Post-Employment Arrangements

The Company provides several post-employment arrangements that reflect its goal to provide competitive retirement packages and post-termination arrangements that help the Company attract and retain top executive talent and to focus its executives on long-term performance by mitigating possible concerns over industry consolidation.

The Company maintains several retirement plans in addition to its tax-qualified, broadly-based WaMu Pension Plan and WaMu Savings (401(k)) Plan. The other retirement plans the Company offers to executives are the Supplemental Employees’ Retirement Plan (the “SERP”), the Supplemental Executive Retirement Accumulation Plan (the “SERAP”), and the Executive Target Replacement Income Plan (the “ETRIP”). In addition, the Company maintains a deferred compensation plan that is available to the Named Executives and other highly compensated employees. Each of the Company’s retirement plans is described in detail beginning on page 37 of this Proxy Statement.

Retirement Plans

As the Company has grown, it has increased the level of benefits provided under its retirement plans and has changed plan design in order to remain competitive with an increasingly higher caliber of peer companies in the financial services sector. As a result, executive officers continue to participate in one or more executive retirement plans, in addition to the broad-based WaMu Pension Plan and WaMu Savings (401(k)) Plan.

The Company’s SERP is an excess plan that makes up for WaMu Pension Plan limitations imposed by the Code. In general, the provisions contained in this plan mirror the WaMu Pension Plan, including vesting and benefit accrual rates. The Company’s SERAP was an existing executive program that was limited to lower-level executives when the Company implemented the ETRIP on January 1, 2004. Because participants had vested contractual rights under the SERAP, the Company did not eliminate current balances for those eligible to participate in the SERAP at that time. However, to prevent plan participants from receiving duplicate retirement benefits, the ETRIP provides for an offset for benefits under the WaMu Pension Plan, the SERP and the SERAP, and the Company’s contributions under the WaMu Savings (401(k)) Plan. As a result, the ETRIP generally establishes the maximum retirement benefit payable to the Named Executives, although that benefit amount may be paid in part through the earlier generation plans.

The ETRIP provides an executive who has 25 years of executive service with a retirement benefit that, if paid as a lump-sum, would equal 6.5 times the executive’s average salary and cash bonus for last five calendar years (excluding compensation for years during which the executive was ineligible under the plan). This benefit formula is designed to equate, on an actuarial basis, to annual retirement payments for a participant’s life equal to 55% of a participant’s final average pay.

The ETRIP has a number of features designed to promote retention. The benefits under the plan vest over five years, and the first year in which Named Executives could receive credit for vesting service was 2004. In addition, the benefits are proportionally reduced to the extent the Named Executive has less than 25 years of executive service with the Company. For this purpose, only executive service beginning with 1995 and beyond is considered.

Deferred Compensation Plan

The Company also sponsors an unsecured non-qualified plan known as the Deferred Compensation Plan, which allows Named Executives and certain other highly compensated employees to defer all or a portion of their base salary, bonus, stock option gain, performance shares once they are paid out, and restricted stock after it vests. Balances in the plan receive earnings accrual credits from among several plan options, all of which are described on page 40 of this Proxy Statement. Other than earnings accruals, all credits to the Deferred Compensation Plan represent a Named Executive’s compensation previously earned and deferred; the Company does not provide any matching or similar credits. The plan was designed to allow Named Executives to defer some of their current income to help them with tax planning, and to assist the Company in attracting and retaining top executives by providing retirement benefits that are competitive within the Company’s peer group.

Employment and Change-in-Control Arrangements

The Company provides Named Executives with agreements that provide for certain specified benefits upon a change-in-control of the Company. These agreements are very useful tools that help the Company retain its key employees, including the Named Executives. Such agreements are particularly necessary in an industry, such as ours, where there has been considerable consolidation over the last ten years. Given the state of our industry and their unique positions with the Company, Messrs. Killinger and Rotella each have a Company employment agreement that provides them with benefits if they are terminated under certain circumstances before and after a change-in-control of the Company. Each of the other Named Executives is a party to the Company’s standard change-in-control agreement that does not provide any benefits before a change-in-control occurs. Detailed information about these agreements, including a description of payout amounts under a hypothetical change-in-control of the Company or termination of the Named Executives as of the last business day of 2006 is included in this Proxy Statement beginning at page 41.

Post-Employment Recoupment of Equity Awards

The Company maintains claw-back provisions within its form agreements for stock options and restricted stock awards made in 2006 and beyond. These agreements also contain provisions assigning intellectual property rights to the Company. In accordance with these provisions, Named Executives who violate non-solicitation agreements (with respect to customers and employees) will forfeit all of their outstanding equity awards whether or not they have vested, as of the date of the violation or the date of the Company’s discovery of the violation. In addition, the Named Executives would be required to return to the Company any gains realized on Company stock or options obtained under these awards if the gain is realized during the 12 months preceding the violation. The Company first implemented these provisions in 2006 to protect its intellectual property and human capital and to help ensure that the Named Executives act in the Company’s best interests and the best interests of its shareholders.

Report of the Human Resources Committee

The Company’s Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based on such review and discussions, the Human Resources Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE
James H. Stever, Chair
Stephen E. Frank
Charles M. Lillis
Margaret Osmer McQuade
Phillip D. Matthews

Summary Compensation Table

The following table shows all 2006 compensation paid by the Company to our Chief Executive Officer, Chief Financial Officer, and other three most highly paid executive officers based on 2006 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executives.” Annual Compensation includes amounts deferred at the Named Executive’s election.

									Change in Pension
								Non-Equity	Value and
								Incentive Plan	Nonqual. Deferred	All Other
Name and						Stock	Option	Compensation	Comp. Earnings	Compensation
Principal Position	Year	Salary($)(2)		Bonus($)		Awards($)(3)	Awards($)(4)	($)(5)	($)(6)	($)(7)	Total($)

Kerry K. Killinger	2006	1,000,000		—		2,251,139	5,148,464	4,074,000	1,270,684	501,572	14,245,859
Chairman and Chief Executive Officer
Thomas W. Casey	2006	620,000		—		878,838	1,517,087	1,356,060	97,613	95,983	4,565,581
Executive Vice President and Chief Financial Officer
Stephen J. Rotella	2006	900,000		—		2,126,040	1,514,458	3,142,800	639,692	130,004	8,452,994
President and Chief Operating Officer
Joseph Saunders(1)	2006	800,000		—		1,152,954	459,670	1,862,400	468,720	200,478	4,944,222
Former Executive Vice President and President, Card Services
James B. Corcoran	2006	345,769	(8)	1,500,000	(9)	136,183	135,691	931,200	149,174	102,483	3,300,500
Executive Vice President and President, Retail Banking

(1)	Mr. Saunders resigned from the Company, effective February 28, 2007.

(2)	Salaries for our Named Executives’ 2006 performance were established by our Human Resources Committee on January 17, 2006. Messrs. Killinger, Rotella and Saunders did not receive increases from their 2005 base salaries, while Mr. Casey received a 3.3% increase. Pursuant to his employment agreement with the Company, dated June 5, 2005, Mr. Saunders’ base salary was not to be less than $800,000 per year during the term of the agreement. Mr. Corcoran became a Company employee on May 22, 2006.

(3)	This column reflects the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with the applicable SEC rule and FAS 123R for shares of unvested restricted stock and outstanding performance share awards held by the Named Executives, which may include amounts from awards made in and prior to 2006. The fair value of our restricted stock is based on the market value of our common stock on the applicable measurement date for accounting purposes. For additional information on the valuation of our restricted stock and performance share awards, see Note 20 to the Washington Mutual, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended December 31, 2006. Because Mr. Corcoran joined our Company in 2006, the amount reported for him in this column reflects only a partial year’s value calculated in accordance with FAS 123R.

(4)	This column reflects the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R for stock options held by our Named Executives, which may include amounts from awards granted in and prior to 2006. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options, see Note 20 to the Washington Mutual, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended December 31, 2006, as supplemented by the table on page 33 of this Proxy Statement. Because Mr. Corcoran joined our Company in 2006, the amount reported for him in this column reflects only a partial year’s value calculated in accordance with FAS 123R. Any amounts realized by the Named Executives on the awards in this column will depend upon whether the options vest and our Company’s stock price at the time of exercise.

(5)	This column represents the cash bonuses paid to the Named Executives for 2006 performance pursuant to our Leadership Bonus Plan, which operates in conjunction with the Company’s Executive Incentive Compensation Plan. Under his employment agreement, Mr. Saunders’ Leadership Bonus Plan annual target bonus was set at 200% of his base salary during the term of the agreement.

(6)	As indicated in the following table, this column represents (a) the actuarial increase in the present value of the Named Executives’ benefits under the WaMu Pension Plan and the ETRIP determined using interest rate and mortality rate assumptions consistent with those used in our financial statements; and (b) above-market interest for 2006 on balances in our Deferred Compensation Plan and Mr. Killinger’s SERAP benefit. In accordance with applicable SEC regulations, interest is above market if it is paid at a rate that exceeds the Benchmark Rate, which is 120% of the applicable federal long-term rate. The annual interest rate the Company paid under these plans, including the Deferred Compensation Plan’s interest method of earnings, was 5.48%, which in each case was slightly higher than the Benchmark Rate of 5.43%. During 2006, the Deferred Compensation Plan’s earnings rate for the interest method of earnings and the interest rate paid under the SERAP was based on a rate comparable to the Company’s unsecured junior debt with a ten-year maturity.

	WaMu		Deferred
	Pension Plan		Compensation Plan	SERAP
	Actuarial	ETRIP Actuarial	Above-Market	Above-Market
Name	Increase($)	Increase($)	Interest	Interest	Total

Kerry K. Killinger	31,303	1,237,647	494	1,240	1,270,684
Thomas W. Casey	8,605	88,281	727	—	97,613
Stephen J. Rotella	8,216	631,476	—	—	639,692
Joseph Saunders	8,654	459,935	131	—	468,720
James B. Corcoran	—	149,174	—	—	149,174

(7)	This column represents the amount of all compensation paid to the Named Executives that is not reported in any other column of the table, as detailed in the table below.

(8)	Pursuant to the terms of his offer letter, dated April 3, 2006, Mr. Corcoran became an at-will employee of the Company on May 22, 2006. The offer letter provided that Mr. Corcoran’s annualized salary rate for 2006 was $600,000 and his Leadership Bonus Plan bonus target was established at 133.5% of his annualized base salary.

(9)	This amount was a cash signing bonus paid to Mr. Corcoran when he was hired in 2006.

All Other Compensation:

The amount of All Other Compensation reported for each Named Executive in the Summary Compensation Table above consisted of the following:

	Perquisites and			Company
	Other Personal		Tax	Contributions
Name	Benefits(1)	Relocation(2)	Payments(3)	to SERP(4)	Other	Total

Kerry K. Killinger	143,972	—	—	346,800	10,800	501,572
Thomas W. Casey	19,041	—	—	68,142	8,800	95,983
Stephen J. Rotella	56,069	40,052	6,883	18,200	8,800	130,004
Joseph Saunders	68,170	—	—	123,508	8,800	200,478
James B. Corcoran	13,800	57,558	31,125	—	—	102,483

(1)	Perquisites and Other Personal Benefits. All perquisites and personal benefits outlined below were eliminated by our Company as of January 1, 2007. For all of our Named Executives, other than Mr. Killinger, this column includes the costs of Company-provided parking, executive medical examinations, and tax and financial planning and automobile allowances. In addition, Mr. Casey’s amount includes his home security monitoring costs, and $37,327 of Mr. Rotella’s amount relates to his home security system installation and monitoring costs.

All of Mr. Killinger’s perquisites amount represents the incremental costs incurred by our Company for Mr. Killinger’s use of our air transportation for personal purposes during 2006. We own partial interests in corporate jets, which we primarily use for the Company’s business-related transportation. The jets are operated on our behalf by a third-party service and the Company is entitled to a limited use of the jets. We have calculated our Company’s incremental costs for each personal flight to include an hourly rate, fuel charges, applicable taxes and segment and miscellaneous fees. Mr. Killinger is taxed on the imputed income attributable to such personal flights and we do not provide him with tax assistance or a tax gross-up with respect to those amounts. In addition, Mr. Killinger’s family and guests sometimes accompany him on flights. Under our arrangements with the operator of the jets, travel by guests in these circumstances generally does not increase our incremental costs of the flights. While the Board continues to encourage Mr. Killinger to use the Company’s air transportation for security reasons and to increase his efficiency, effective January 1, 2007, Mr. Killinger will reimburse the Company for any use by him of the Company’s air transportation for personal purposes.

$56,503 of Mr. Saunders’ amount represents the incremental costs incurred by our Company for Mr. Saunders’ Company-provided drivers for personal-related trips under his arrangement with Providian Financial Corporation, which the Company acquired in October 2005. We have calculated our Company’s incremental costs to include a percentage of the total annual compensation and benefits expenses of the drivers and the car’s fuel, maintenance and insurance costs. Because the drivers also provided our Company with transportation for business-related trips and other business-related functions, we calculated Mr. Saunders’ personal usage based on the percentage of time spent by the drivers for Mr. Saunders’ non-business trips (including commuting to work).

(2)	The amounts in this column represent Company-paid moving and relocation expenses. This includes the Company’s direct payment of costs incurred for travel, temporary housing and shipment of household goods. These payments were made pursuant to the Company’s management-level relocation plan and related procedures.

(3)	The amounts in this column represent Company payments for taxes related to the relocation expenses disclosed in the table.

(4)	The amounts in this column represent amounts credited to the accounts of each Named Executive during 2006 pursuant to the Company’s SERP. This plan is more fully described on page 40 of this Proxy Statement.

Grants of Plan-Based Awards in 2006

The table below shows all plan-based awards that the Company made during 2006 to the Named Executives.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
			Estimated Possible Payouts			Estimated Future Payouts			Numbers	Numbers	or Base	Fair Value
	HR		Under Non-Equity Incentive			Under Equity Incentive			of	of	Price of	of Stock
	Committee		Plan Awards(1)			Plan Awards(2)			Shares of	Securities	Option	and
	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	Units(#)(3)	Options(#)(4)	($/Sh.)	Awards($)

Kerry K. Killinger	—	—	1,750,000	3,500,000	5,250,000	—	—	—	—	—	—	—
	1/17/06	1/20/06	—	—	—	23,100	92,400	231,000	—	—	—	4,269,804
	1/17/06	1/20/06	—	—	—	—	—	—	98,300	—	—	4,259,339
	1/17/06	1/20/06	—	—	—	—	—	—		458,900	43.33	3,983,252
Thomas W. Casey	—	—	582,500	1,165,000	1,747,500	—	—	—	—	—	—	—
	1/17/06	1/20/06	—	—	—	7,825	31,300	78,250	—	—	—	1,446,373
	1/17/06	1/20/06	—	—	—	—	—	—	42,900	—	—	1,858,857
	1/17/06	1/20/06	—	—	—	—	—	—	—	111,100	43.33	964,348
Stephen J. Rotella	—	—	1,350,000	2,700,000	4,050,000	—	—	—	—	—	—	—
	1/17/06	1/20/06	—	—	—	11,750	47,000	117,500	—	—	—	2,171,870
	1/17/06	1/20/06	—	—	—	—	—	—	50,000	—	—	2,166,500
	1/17/06	1/20/06	—	—	—	—	—	—	—	233,300	43.33	2,025,044
Joseph Saunders	—	—	800,000	1,600,000	2,400,000	—	—	—	—	—	—	—
	1/17/06	1/20/06	—	—	—	1,950	7,800	19,500	—	—	—	360,438
	1/17/06	1/20/06	—	—	—	—	—	—	8,300	—	—	359,639
	1/17/06	1/20/06	—	—	—	—	—	—	—	38,900	43.33	308,477
James B. Corcoran	—	—	400,000	800,000	1,200,000	—	—	—	—	—	—	—
	3/30/06	6/15/06	—	—	—	—	—	—	17,175	—	—	750,032
	3/30/06	6/15/06	—	—	—	—	—	—	—	83,333	43.67	746,664

(1)	Cash Bonus. The amounts reported in these columns represent the threshold (50%), target (100%) and maximum (150%) amounts of cash bonuses that were payable to our Named Executives for 2006 performance under the Company’s Leadership Bonus Plan, which operates in conjunction with the Company’s Executive Incentive Compensation Plan. The 2006 Leadership Bonus Plan is described in greater detail in the narrative below. Awards for 2006 performance paid out in January 2007 at 116.4% of the target amounts reported in the table, and the cash payout for each Named Executive based on this percentage is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 30 of this Proxy Statement.

(2)	Performance Share Awards. The amounts reported in these columns represent threshold (25%), target (100%) and maximum (250%) number of shares of our Company’s common stock potentially issuable as future payouts for the performance shares awards made to the Named Executives as part of the Company’s 2006 annual equity awards made in January 2006 for the 2006-2008 performance cycle. Performance share awards are described in greater detail in the narrative below.

(3)	Restricted Stock Awards. The amounts reported in this column for the Named Executives, other than Mr. Corcoran, represent annual restricted stock awards made to the Named Executives in January 2006 as part of the Company’s annual equity awards. Mr. Corcoran’s award reported above was a sign-on grant made to him when he joined our Company in 2006. The general terms of the Company’s annual restricted stock awards are described in greater detail in the narrative below.

(4)	Stock Options. The amounts reported in this column for the Named Executives, other than the Mr. Corcoran, represent annual stock option grants made to the Named Executives in January 2006 as part of the Company’s annual equity awards. Mr. Corcoran’s grant reported in this column was a sign-on grant made to him when he joined our Company in 2006. Mr. Corcoran’s grant was made as part of the Company’s regular monthly grants to eligible new employees, which occur on the 15th of the month following the month of hire. For Mr. Corcoran, this resulted in a per-share exercise price higher than the closing price of the Company’s common stock on the date the option grant was approved. The options reported in this column for each Named Executive vest in three equal annual installments beginning on the first anniversary of the grant date. The exercise price for the awards reported in the table was equal to the closing price of the Company’s common stock reported on the NYSE the day before the date of grant, which resulted in a per-share exercise price higher than the closing price of our stock on the date that the options were granted. The grant date differs from the approval date reported in the table because our Company’s practice is to make annual option grants on the second business day after the public release of the Company’s year-end financial results.

The plan-based awards compensation reported in the Summary Compensation Table and the Plan-Based Awards Table above consisted of the following types of awards. For additional information on each type of award described below, see the “Salary and Annual Incentive Compensation” and “Long-Term Equity Incentive Compensation” sections of the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement.

Non-Equity Incentive Plan Compensation:

Non-Equity Incentive Plan Compensation consists of cash bonuses paid to the Named Executives pursuant to the Company’s Leadership Bonus Plan. The amount payable to any one Named Executive under the Leadership Bonus Plan is subject to a formula based on net income as determined under our shareholder-approved Executive Incentive Compensation Plan, in order to enable the Company to claim income tax deductions for these payments.

Stock Awards

Our Company’s 2006 Stock Awards consisted of the following types of awards:

-	Restricted Stock Awards. The 2006 awards to the Named Executives, other than Mr. Corcoran, consisted of annual restricted stock awards. Mr. Corcoran’s shares of restricted stock reported in the Stock Awards column in the table above were issued to him as a sign-on grant when he joined our Company in 2006, and under Company practice, quarterly dividends on those shares are reinvested in shares of Company common stock that vest on the same basis as the underlying shares.

-	Performance Shares. Performance share awards are contingent performance awards paid out at our Company’s discretion in cash or shares of our common stock at the end of a three-year period only to the extent of our Company’s achievement of specified performance measures. The awards, which may be paid in cash or our common stock at the end of the three-year cycle, will range from zero to 250% of the contingent award. There is no payout if our Company’s performance is below the 30th percentile of peer group companies. Performance share awards earn dividend equivalents that are accrued in the form of additional performance shares paid in our common stock, or cash at our election, when and to the extent the related performance shares are paid.

Option Awards

In 2006, the Company granted stock options to the Named Executives, other than Mr. Corcoran, as part of their annual equity awards. Mr. Corcoran’s grant was made in connection with his hiring. The Company’s Amended and Restated 2003 Equity Incentive Plan expressly prohibits re-pricing of stock options without shareholder approval. Company stock options generally expire ten years after the grant date, unless they are first exercised. The expiration period is also accelerated if the holder’s employment with us terminates under certain circumstances.

Option Awards FAS 123R Valuation

The Option Awards column in the Summary Compensation Table on page 30 of this Proxy Statement includes stock option grants to the Named Executives made on the following dates: December 16, 2003; January 21, 2005; October 3, 2005; January 20, 2006; and June 15, 2006. The Option Awards column in the Director Compensation Table on page 20 of this Proxy Statement includes stock options granted to non-employee directors of the Company on January 21, 2005 and January 20, 2006. The significant factors and assumptions used in determining the fair value of these stock options is reported in the following table:

FAS 123R Significant Factors and Assumptions

		Options
	Options	Granted to
	Granted to	Messrs.			Options Granted
	Messrs.	Killinger,	Options	Options	on 1/20/06 to	Options
	Killinger and	Casey and	Granted to	Granted to	Directors and to Messrs.	Granted to
	Casey on	Rotella on	Mr. Saunders	Mr. Saunders	Killinger, Casey	Mr. Corcoran
	12/16/03	1/21/05	on 10/3/05	on 1/20/06(1)	and Rotella	on 6/15/06

Grant Date Fair Value($)	12.10	10.71	4.74	7.93	8.68	8.96
Dividend Yield(%)	2.53	4.20	4.32	4.70	4.70	4.70
Expected Volatility(%)	32.00	31.00	21.00	24.90	25.50	24.80
Risk Free Interest Rate(%)	3.60	3.84	4.21	4.26	4.28	5.02
Expected Life (in Years)	7.0	7.0	2.5	5.1	6.2	6.2

(1)	The significant factors, assumptions and methodologies used in determining the fair value of Mr. Saunders’ January 20, 2006 option were different from those used for the other Named Executives because Mr. Saunders was not an executive officer of the Company when the option was granted.

Outstanding Equity Awards at the end of 2006

This table shows the equity awards that have been previously awarded to each of the Named Executives and which remained outstanding as of December 31, 2006.

	Option Awards(1)					Stock Awards
										Equity
									Equity	Incentive Plan
									Incentive Plan	Awards:
									Awards:	Market or
									Number of	Payout Value
	Number of	Number of				Number of		Market Value	Unearned	of Unearned
	Securities	Securities				Shares or		of Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Option		Units of		Units of Stock	or Other	or Other
	Unexercised	Unexercised		Exercise	Option	Stock That		That Have	Rights That	Rights That
	Options (#)	Options (#)		Price	Expiration	Have Not		Not Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		($)(12)	Vested (#)(13)	Vested ($)(14)
Kerry K. Killinger	327,416	—		29.94	12/16/07	98,300	(7)	4,471,667	82,202	3,739,369
	580,442	—		21.92	12/15/08				88,500	4,025,865
	774,105	—		16.96	12/21/09				75,850	3,450,417
	795,001	—		33.32	12/19/10
	1,200,000	—		30.79	12/18/11
	900,000	—		36.53	12/17/12
	760,000	—		39.53	12/16/13
	89,333	178,667	(2)	42.17	1/21/15
	—	458,900	(3)	43.33	1/20/16
Thomas W. Casey	148,114	—		35.34	10/22/12	46,278	(8)	2,105,186	41,101	1,869,684
	149,088	—		36.53	12/17/12				30,000	1,364,700
	230,000	—		39.53	12/16/13				24,675	1,122,466
	30,299	60,601	(2)	42.17	1/21/15
	—	111,100(3)		43.33	1/20/16
Stephen J. Rotella	81,833	163,667	(2)	42.17	1/21/15	110,281	(9)	5,016,683	54,802	2,492,943
	—	233,300	(3)	43.33	1/20/16				25,000	1,137,250
									24,075	1,095,172
Joseph Saunders	126,000	—		36.73	1/25/15	33,797	(10)	1,537,426	1,950	88,706
	76,491	76,491	(4)	39.22	10/3/15
	—	38,900	(5)	43.33	1/20/16	17,591	(11)	800,215	—	—
James B. Corcoran	—	83,333	(6)	43.67	6/15/16

(1)	All option amounts in this table have been adjusted to reflect past stock-splits.

(2)	These options were granted on January 21, 2005 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(3)	These options were granted on January 20, 2006 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(4)	When Mr. Saunders left the Company on February 28, 2007, all of his unvested stock options, including this award, were forfeited.

(5)	One-third of this award vested on January 20, 2007, and the rest of the award was forfeited when Mr. Saunders left the Company on February 28, 2007.

(6)	This option was granted on June 15, 2006 and vests in one-third increments on each of the first three anniversaries of the date of grant.

(7)	These shares were issued on January 20, 2006 and vest in one-third increments on each of the first three anniversaries of the date of issuance.

(8)	42,900 of these shares were issued on January 20, 2006 and vest in one-third increments on each of the first three anniversaries of the date of issuance, and 3,378 of these shares (including accrued dividend shares) vest on March 31, 2007.

(9)	50,000 of these shares were issued on January 20, 2006 and vest in one-third increments on each of the first three anniversaries of the date of issuance, and 60,281 of these shares (including accrued dividend shares) vest on January 31, 2010.

(10)	2,766 of these shares vested on January 20, 2007, and the rest of the shares were forfeited when Mr. Saunders left the Company on February 28, 2007.

(11)	These shares were issued on June 15, 2006 and vest in one-third increments (including accrued dividend shares) on each of the first three anniversaries of the date of issuance.

(12)	The values contained in this column were calculated by multiplying the number of shares by $45.49, which was the closing price of the Company’s common stock reported on the NYSE on the last trading day of 2006.

(13)	Performance Share Awards and Performance Restricted Stock. This column includes: (i) the threshold amounts of 5-year performance restricted stock (referred to as “5-Year RS” in the table below) and all accrued dividend shares through the end of 2006;

(ii) the threshold amounts of performance share awards (referred to as “PSAs” below) for the 2004-2006, 2005-2007 and 2006-2008 performance cycles; and (iii) for Messrs. Killinger, Casey and Rotella only, the target amounts of 2005 annual restricted stock awards (referred to as “2005 RS” below) which contained Company performance measures. The restricted stock and performance share awards reported in this column vest to the extent of the Company’s achievement of applicable performance measures on the applicable dates in the following table. The performance measures for the 5-Year RS, the PSAs and the 2005 RS are discussed beginning on page 26 of this Proxy Statement.

Performance Share Awards and Performance Restricted Stock Vesting Terms

			Shares or
		Reported	Awards
Name	Type of Award	Amount	not Vested	Vesting Dates

Kerry K. Killinger	2004-2006 PSA	Threshold	28,500	Pays out in 2007 depending on Company performance after 2004-2006 results are compared with peers. The payout amount is currently expected to be zero.
	2005-2007 PSA	Threshold	24,250	Pays out in 2008 depending on Company performance after 2005-2007 results are compared with peers
	2006-2008 PSA	Threshold	23,100	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers
	5-Year RS	Threshold	82,202	Vest after the performance period ends on 12/31/09 to the extent of the Company’s achievement of specified performance measures
	2005 RS	Target	88,500	50% vested on 1/28/07 and 50% vests on 1/28/08 to the extent of the Company’s achievement of specified performance measures
Thomas W. Casey	2004-2006 PSA	Threshold	8,625	Pays out in 2007 depending on Company performance after 2004-2006 results are compared with peers. The payout amount is currently expected to be zero.
	2005-2007 PSA	Threshold	8,225	Pays out in 2008 depending on Company performance after 2005-2007 results are compared with peers
	2006-2008 PSA	Threshold	7,825	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers
	5-Year RS	Threshold	41,101	Vest after the performance period ends on 12/31/09 to the extent of the Company’s achievement of specified performance measures
	2005 RS	Target	30,000	50% vested on 1/28/07 and 50% vests on 1/28/08 to the extent of the Company’s achievement of specified performance measures
Stephen J. Rotella	2005-2007 PSA	Threshold	12,325	Pays out in 2008 depending on Company performance after 2005-2007 results are compared with peers
	2006-2008 PSA	Threshold	11,750	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers
	5-Year RS	Threshold	54,802	Vest after the performance period ends on 12/31/09 to the extent of the Company’s achievement of specified performance measures
	2005 RS	Target	25,000	50% vested on 1/28/07 and 50% vests on 1/28/08 to the extent of the Company’s achievement of specified performance measures
Joseph Saunders	2006-2008 PSA	Threshold	1,950	Forfeited when Mr. Saunders left the Company on 2/28/07
James B. Corcoran	—	—	—	—

(14)	The values contained in this column were calculated by multiplying the number of shares by $45.49, which was the closing price of the Company’s common stock reported on the NYSE on the last trading day of 2006.

Exercised Options and Vested Restricted Stock in 2006

This table shows the stock options that were exercised by, and the restricted stock that vested for, each Named Executive during 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
Name	Acquired on Exercise (#)(1)	Exercise ($)(2)	Acquired on Vesting (#)(3)		Vesting ($)(7)
Kerry K. Killinger	216,893	7,195,794	44,250		1,891,688
	303,750	8,066,233	—		—
Thomas W. Casey	—	—	15,000		641,250
			3,262	(4)	139,020
Stephen J. Rotella	—	—	12,500		534,375
			80,563	(5)	3,409,426
Joseph Saunders	—	—	25,497	(6)	1,094,331
James Corcoran	—	—	—		—

(1)	Mr. Killinger exercised two stock options during 2006, both of which were granted in 1996 and were set to expire within several months after they were exercised. The options would have terminated had they not been exercised before their expiration.

(2)	In accordance with applicable rules, the amount reported in this column is calculated by determining the difference between (i) the aggregate market price of the underlying shares on the date of exercise of the option and (ii) the aggregate exercise price for the exercised options. In calculating aggregate market price of the underlying shares on the date of exercise, we used the closing price of one share of the Company’s common stock, as reported on the NYSE on the applicable date of the exercise of the option.

(3)	This column represents the number of shares of Company restricted stock that vested for each Named Executive during 2006. Upon vesting, the transfer restrictions associated with restricted stock lapse. For Messrs. Killinger, Casey and Rotella, the shares in this column include one-third of the shares granted to each of them as part of their 2005 annual equity awards.

(4)	These shares were part of Mr. Casey’s sign-on equity award, including accrued dividends, made when he joined our Company in 2002.

(5)	These shares were part of Mr. Rotella’s sign-on equity award made when he joined our Company in 2005 and shares issued through quarterly dividend reinvestment. Mr. Rotella previously elected to defer 100% of the value of this award, including the shares issued as dividends, into the Company’s Deferred Compensation Plan.

(6)	This amount represents 50% of the restricted stock issued to Mr. Saunders pursuant to his employment agreement in connection with the Company’s acquisition of Providian Financial Corporation.

(7)	In accordance with applicable rules, the amounts reported in this column were calculated by multiplying the number of shares that vested during 2006 for each Named Executive by the closing price of one share of the Company’s common stock, as reported on the NYSE on the applicable date of vesting.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executives, including the number of years of service credited to each such Named Executive, under the WaMu Pension Plan and Executive Target Retirement Income Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. None of the benefits reported in the table below were paid out in 2006.

		Number of Years	Present Value of
		of Credited	Accumulated
Name	Plan Name	Service (#)(2)	Benefits ($)(3)

Kerry K. Killinger	WaMu Pension Plan	31.00	287,607
	ETRIP	12.00	3,904,643	(4)
Thomas W. Casey	WaMu Pension Plan	4.00	23,595
	ETRIP	4.25	352,523	(4)
Stephen J. Rotella	WaMu Pension Plan	2.00	8,216
	ETRIP	2.00	1,220,874	(4)
Joseph Saunders	WaMu Pension Plan	1.00	8,654
	ETRIP	1.25	561,782
James Corcoran	WaMu Pension Plan(1)	—	—
	ETRIP	0.67	149,174	(4)

(1)	Since Mr. Corcoran began working with the Company in May 2006, he was not eligible for benefit credit accruals under the WaMu Pension Plan in 2006.

(2)	For years of credited service in the ETRIP, only executive service beginning with 1995 and beyond is considered.

(3)	In accordance with applicable SEC rules, dollar amounts in this column were computed on December 31, 2006, which was the WaMu Pension Plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2006. For purposes of this table, we assume a retirement age of 65, the normal retirement age in the WaMu Pension Plan. Further information on how theses amounts were calculated is given in the narrative below.

(4)	The Named Executives were vested in the ETRIP as of the end of 2006 in the following amounts: Mr. Killinger: 60%, Mr. Casey: 60%, Mr. Rotella: 20%, Mr. Saunders: 20% and Mr. Corcoran: 0%. Had the Named Executives been terminated on December 31, 2006 for any reason other than cause, as defined in the plan, the ETRIP benefits for each Named Executive as of such date would have been as follows: Mr. Killinger: $3,984,031, Mr. Casey: $819,590, Mr. Rotella: $404,476, Mr. Saunders: $150,003 and Mr. Corcoran: $0. The ETRIP generally defines “cause” for this purpose as fraud, embezzlement, theft or any other crime of moral turpitude or dishonesty in the executive’s relationship with the Company (without necessity of formal criminal proceedings being initiated).

Cash Balance Pension Plan

Pursuant to the terms of the Company’s cash balance defined benefit plan, referred to as the “WaMu Pension Plan,” participants receive benefit credit accruals as a percentage of eligible compensation and interest accruals on current and prior benefit accruals. The current benefit accrual rate is based on years of service as follows:

-	for benefit service less than five years, the benefit credit is 4.0%;

-	for benefit service from five to less than ten years, the benefit credit is 5.0%;

-	for benefit service from ten to less than fifteen years, the benefit credit is 6.0%;

-	for benefit service from fifteen to less than twenty years, the benefit credit is 7.0%; and

-	for twenty years or more of benefit service, the benefit credit is 8.0%.

Eligible compensation includes base salary, cash incentive payments, bonuses and overtime, up to the annual compensation limitation contained in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), and less any deferrals by the executive into the Company’s Deferred Compensation Plan. The WaMu Pension Plan credits interest on all cash balance benefit accruals at the annual rate quoted at the beginning of each year for the average annual yield on U.S. government securities of a constant maturity of 30 years for all business days during the prior November. The Pension Plan credits benefit accruals each pay period and interest on a daily basis, and the interest credit rate for 2006 was 4.73%.

In general, all employees, including the Named Executives, become eligible to participate in the WaMu Pension Plan beginning with the quarter following completion of one year of service with the Company during which they work a minimum of 1,000 hours. An employee’s cash balance in the WaMu Pension Plan becomes vested at a graduated rate after two years of service, with full vesting after five years of active service, except that eligible employees who began employment after December 31, 2005 vest after five-years of service with no graduated vesting. There are no employee contributions to the WaMu Pension Plan.

Upon termination, participants may elect to receive a lump-sum distribution of their vested cash balances or an annuitized payment from the WaMu Pension Plan’s trust fund. The WaMu Pension Plan is designed to comply with the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The WaMu Pension Plan Present Value of Accumulated Benefits reported in the table above was calculated as follows: For each Named Executive, the cash balance benefit as of December 31, 2006, was projected to age 65 using an assumed long-term interest crediting rate of 5.25% with no probability of death assumed before age 65. The present value of this projected benefit is established using the same demographic and economic assumptions as those used by the Company in its financial statements contained in its Form 10-K for the year ended December 31, 2006. The present value is then discounted back to December 31, 2006, using the financial statement discount rate assumption of 6.0% with no probability of death assumed before age 65.

Executive Target Retirement Income Plan

In 2004 the Company established the Executive Target Retirement Income Plan to provide retirement benefits for the Company’s executive officers, including the Named Executives. This plan is referred to in this Proxy Statement as the “ETRIP.” The ETRIP replaced the Supplemental Executive Retirement Accumulation Plan (the “SERAP”), discussed below, for the Company’s executive officers. The ETRIP is designed to provide a market competitive retirement benefit for participants. The ETRIP provides supplemental retirement benefits that, as a lump-sum, are equal to 6.5 times a participant’s average base salary and bonus during the last five calendar years (excluding compensation for years during which the participant was ineligible under the plan), reduced proportionally for executive service of less than 25 years. For this purpose, only executive service beginning with 1995 and beyond is considered. As discussed below, the actual benefit payable is reduced (“offset”) by a participant’s vested balances in the Company’s Supplemental Employees’ Retirement Plan (the “SERP”), the SERAP, the WaMu Pension Plan, and the Company’s contributions for that employee to the Company’s 401(k) plan. Benefits under the ETRIP vest in 20% increments over five years, counting only full years of executive service on or after January 1, 2004. Upon a change-in-control of the Company, each participant would receive an additional three years of service credit, depending on the participant’s existing change-in-control or employment agreement with us. In addition, a successor company’s ability to amend the ETRIP after a change-in-control is strictly prohibited, except to provide for additional offsets for any retirement plans adopted after a change-in-control. In compliance with Section 409A of the Code, six months after termination of employment, each participant receives a lump-sum payment equal to his or her balance, except that any participant with a benefit in excess of $500,000 may make an election to receive annual installments over a period of up to 20 years, if the election is made at least one year before the distribution.

The ETRIP Present Value of Accumulated Benefits reported in the table above is calculated as follows:

■	For each Company Named Executive, the average base salary and bonus during the last five calendar years with the Company (excluding compensation for years during which the Named Executive was ineligible under the plan) is multiplied by 6.5 and is designated the “target benefit.”

■	This target benefit is multiplied by the months of executive service (capped at 300) with a full month credited in the first month as a Company executive, regardless of the actual day within the first month of the executive designation, and then divided by 300. For example, an executive who has been with the Company for two years would receive 24 months of executive service, which means that he or she would have 8% of the total executive service possible under the plan.

■	This lump-sum benefit is assumed payable at the earlier of age 62 with 60 months of executive service, or age 65.

■	The vesting schedule of 20% per projected completed year of executive service at the benefit payment date is then applied and this final amount is the maximum lump-sum that is payable from the ETRIP.

Offsets to the maximum lump-sum payable from the Executive Target Retirement Income Plan.

Once the maximum lump-sum is determined, offsets are calculated, and the ETRIP benefit is reduced by the amount of the Company’s contributions to its other retirement plans, as described below. The ETRIP amounts reported in the table above reflect applicable offsets pursuant to the plan. As offsets, the following amounts are subtracted from the maximum ETRIP amount as calculated above:

■	As applicable, each Named Executive’s Company-provided benefit (including earnings thereon) in the WaMu Savings (401(k)) Plan as of December 31, 2006, projected to the assumed benefit payment date at a compound per annum rate of 7%.

■	As applicable, each Named Executive’s benefit in the WaMu Pension Plan as of December 31, 2006, projected to the assumed benefit payment date at a compound per annum rate of 5.25%.

■	As applicable, each Named Executive’s benefit in the SERP as of December 31, 2006, projected to the assumed benefit payment date at a compound per annum rate of 5.25%.

■	As applicable, each Named Executive’s benefit in the SERAP as of December 31, 2006, projected to the assumed benefit payment date at a compound per annum rate of 5.48%.

For each Named Executive, the remaining ETRIP benefit after subtraction of each applicable component described above is discounted back from the assumed payment date to December 31, 2006, using the same 6.0% discount rate contained in the Company’s 2006 financial statements and ignoring mortality before the assumed payment date.

Amounts shown in the “Present Value of Accumulated Benefits” column in the table above are the actuarial present values of the December 31, 2006 accumulated benefits. These amounts do not correspond to actual amounts that would have been payable upon departure from the Company on December 31, 2006. For information on amounts payable to the Named Executives under the ETRIP upon departure on December 31, 2006, see footnote 4 to the Pension Benefits Table on page 37 above.

Nonqualified Deferred Compensation

The Company offers two nonqualified defined contribution plans — the Deferred Compensation Plan and the SERP — to the Named Executives. Both of these plans are described in detail below. In addition, the Company provides certain highly compensated employees, not including the Named Executives or other executive officers, with the SERAP. Before our adoption of the ETRIP in 2004, some of the Company’s executive officers, including the Named Executives, were eligible to receive benefit accruals in the SERAP based on age and service requirements then in effect under the plan. Currently, Mr. Killinger is the only Named Executive who maintains his existing SERAP account benefit, which continues to receive interest credits but not further benefit accruals. The other Named Executives did not have any SERAP benefit when the executive officer benefit accruals ended in 2004. During 2006, none of the Named Executives withdrew any amounts from the plans listed in the table below.

	Executive	Company	Aggregate
	Contributions in 2006	Contributions in 2006	Earnings in 2006		Aggregate Balance
Name	($)(1)	($)(2)	($)		at December 31, 2006

Kerry K. Killinger – Deferred Compensation Plan – SERP – SERAP – Deferred Bonus Arrangement	— — — —	— 346,800 — —	1,791,543 133,905 135,929 50,643	(3)	22,638,037 3,144,677 2,621,701 336,304	(4)
Thomas W. Casey
– Deferred Compensation Plan	1,274,739	—	332,238		3,103,598
– SERP	—	68,142	5,276		151,167	(4)
Stephen J. Rotella – Deferred Compensation Plan – SERP	4,202,194 —	— 18,200	1,638,283 429		11,232,451 18,629	(4)
Joseph Saunders
– Deferred Compensation Plan	—	—	18,367		367,461
– SERP	—	123,508	2,911		126,419	(4)
James Corcoran	—	—	—		—

(1)	The amounts reported in this column represent deferrals of compensation by the Named Executives into the Company’s Deferred Compensation Plan, a nonqualified unsecured plan described in the narrative below. The Company makes no contributions into that plan on behalf of any of the Named Executives. $3,333,377 of the amount reported in this column for Mr. Rotella consists of the value of vested restricted stock that Mr. Rotella deferred in 2006. This amount is also included in Mr. Rotella’s “Value Realized on Vesting” column in the Exercised Options and Restricted Stock in 2006 Table on page 36 of this Proxy Statement.

(2)	The amounts reported in this column represent amounts credited to the accounts of each Named Executive during 2006 pursuant to the Company’s SERP described below.

(3)	Mr. Killinger is the only Named Executive who was eligible for a benefit under the SERAP because he satisfied the previous age and service requirements under the plan.

(4)	Each Named Executive is vested in his SERP benefit reported above as follows: Mr. Killinger: 100%, Mr. Casey: 75%, Mr. Rotella: 25%, Mr. Saunders: 100% and Mr. Corcoran: 0%.

Deferred Compensation Plan

The Company maintains a nonqualified unsecured Deferred Compensation Plan that allows certain highly compensated employees, including the Named Executives, to defer Company compensation. The amounts deferred into this plan and all earnings remain subject to claims of the Company’s general creditors until distributed upon a date or event selected by the participant. Eligible employees may elect to defer regular pay, bonuses, gains on exercise of nonqualified stock options, compensation related to the lapse of restrictions on restricted stock, and issuance of common stock or cash in satisfaction of performance share awards. Plan account balances are credited with earnings based on a participant’s selection of one or more of the following methods:

■	Interest Method. This method credits interest at a rate equal to the rate at which unsecured junior debt would be issued. If the Company did not issue any unsecured junior debt for the year, then the comparable rate for peer institutions is used. The Company establishes this rate during September 30 of the previous year (2006 interest rate: 5.48%).

■	Phantom Stock. This method tracks the performance of the Company’s common stock (2006 rate of return: 9.62%).

■	Vanguard Institutional Index Fund. This fund tracks the performance of the Standard & Poor’s 500 Index (2006 rate of return: 15.81%).

■	Vanguard Small-Cap Index Fund. This fund tracks the Morgan Stanley Capital International (“MSCI”) U.S. Small Cap 1750 Index (2006 rate of return: 15.82%).

■	Vanguard Developed Markets Index Fund. This fund tracks the MSCI Europe and Pacific Region Index (2006 rate of return: 26.18%).

The rates of return for these earnings methods (other than the Interest Method) may be positive or negative and thus may result in gains or losses to a participant’s plan balance. At the time of deferral of any item of compensation, each participant elects the payment commencement date, the earnings accrual method, and the form of payment. The earnings accrual method may be changed by the participant no more than one time per month. Available forms of payment are either lump-sum or, if the participant’s balance exceeds $100,000, installment payments for a period of up to ten years. The Company does not make any contributions into the plan on behalf of participants or match any amounts deferred pursuant to the plan. In compliance with Section 409A of the Code, the payment election must be made at least one year before the distribution. In accordance with applicable SEC rules, compensation deferred into the plan was reported by the Company as compensation to the Named Executive for the year earned.

Supplemental Employees’ Retirement Plan

The SERP is a non-qualified plan designed to provide certain highly compensated employees, including the Named Executives, with benefits they would have otherwise received under the WaMu Pension Plan, but for certain restrictions set forth in the Code on the amount of compensation that may be considered as eligible compensation pursuant to the Pension Plan. The SERP is designed to provide participants with a benefit credit equal to the benefit credit they would have received under the Pension Plan (between 4% and 8%, depending on their years of service) had their eligible compensation under the Pension Plan not been limited by applicable restrictions contained in the Code. In addition, an individual’s SERP benefit vests over a five-year period and is credited with earnings at an annual rate that is established in the same manner as the Pension Plan rate discussed above. The Company establishes the rate on November 30 of the prior year, and during 2006 the applicable interest rate for this plan was 4.73%. In compliance with Section 409A of the Code, benefits are paid in a lump-sum six months after a participant’s termination of service to the Company, except that any participant with a benefit in excess of $100,000 may elect to receive annual installment payments over a period of up to ten years, if the election is made at least one year before the distribution.

Supplemental Executive Retirement Accumulation Plan

The SERAP is a non-qualified plan designed to provide additional retirement benefits to the Named Executives and other executive officers. Prior to the Company’s adoption of the ETRIP in 2004, the Company’s executive officers, including the Named Executives, were eligible to receive benefit accruals under the SERAP based on a combination of age and service credits. None of the Named Executives received any benefit accruals pursuant to the SERAP during 2006; however Mr. Killinger’s SERAP benefit continues to receive interest credits. Pursuant to the SERAP, participants receive benefit credits of 1% for each year of Company executive service, with a minimum of 3% and a maximum of 12%. Participants also receive an interest credit based on the rate that would have been paid on unsecured junior debt of the Company (if any) with a ten-year maturity. If the Company did not issue any unsecured junior debt for the year, then the comparable rate for peer institutions is used. The Company establishes this rate during September of the previous year and during 2006, the applicable interest rate for this plan was 5.48%. In compliance with Section 409A of the Code, six months after termination of a participant’s service to the Company, the participant will receive a lump-sum payment equal to his or her total benefit, except that any participant with a total benefit in excess of $100,000 may elect to receive annual installment payments over a period of up to ten years, if the election is made at least one year before the distribution.

Deferred Bonus Arrangement

Pursuant to his 1982 employment agreement with a company that Washington Mutual acquired, Mr. Killinger is entitled to a deferred bonus arrangement that the Company assumed, pursuant to which certain of Mr. Killinger’s deferred bonus amounts and accrued earnings payable to him by the predecessor company are payable by the Company to Mr. Killinger upon termination of his employment for any reason. Company contributions are no longer made to this account and the balance is invested in the WM Group of Funds Equity Income Fund — Class A. The rate of return on this account during 2006 was 17.73%, and as of December 31, 2006, the accrued benefits under this arrangement totaled $336,304.

Potential Payments Upon Termination or Change-in-Control

This section discusses the incremental compensation that would be payable by the Company to each Named Executive in the event of a change-in-control of the Company or a termination of the Named Executive’s employment with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes:

(i)	that the triggering event in question — the death, disability, change-in-control or termination — occurred on December 29, 2006, the last business day of 2006; and

(ii)	with respect to calculations based on the Company’s stock price, we used $45.49, which was the reported closing price of one share of the Company’s common stock on the NYSE on December 29, 2006.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan and the WaMu Pension Plan. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as deemed appropriate by the Company’s Human Resources Committee. The actual amounts that would be paid upon a Named Executive’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

Because his employment with the Company ended on February 28, 2007, Joseph Saunders is not included in this discussion. The Company did not pay Mr. Saunders any incremental compensation in connection with the termination of his employment.

Various agreements and plans define each Named Executive’s rights and obligations in the event of a triggering event. Specifically, each Named Executive is a party to an agreement with the Company called an “employment agreement” and equity award agreements, and each is a participant in various Company plans, including, without limitation, the Amended and Restated 2003 Equity Incentive Plan, the ETRIP, the SERP, the SERAP, and Leadership Bonus Plan. These agreements and plans may provide that a Named Executive is entitled to additional consideration in the event of a triggering event. The employment agreements of Messrs. Casey and Corcoran do not provide any material benefits or compensation to either Named Executive prior to a change-in-control of the Company.

The following is a general discussion of the primary categories of triggering events pursuant to the Company’s Named Executives’ employment agreements and Company plans. Where the terms and consequences are unique with respect to a particular Named Executive, the differences are discussed in the footnotes to the table below for that Named Executive.

Death or Disability.

The Named Executives’ employment agreements generally provide that the Company shall make no further cash payments to the Named Executive, or his estate, in the event of death or disability. However, all of a Named Executive’s unvested equity shall immediately vest as follows:

■	All unvested stock options vest and remain exercisable for at least 12 months after the date of death or permanent disability. However, in no event shall the post-termination exercise period be extended past the original expiration date of the option grant.

■	All shares of restricted stock become vested to the extent of the Company’s achievement of the applicable Company performance measures for such shares (if any) as of the end of the relevant period.

■	With respect to performance share awards, the Named Executive or his estate receives a prorated award based on the number of weeks of employment during the performance period and prior to the triggering event. This is paid out at the end of the applicable performance cycle to the extent of the Company’s achieved performance relative to its peer group.

Upon death or disability, cash bonuses payable to a Named Executive under the Company’s Leadership Bonus Plan are prorated based on the number of days of active service during the calendar year prior to the triggering event. The Company’s performance continues to be measured against the applicable performance measures at the end of the applicable calendar year.

Each Named Executive, or his beneficiaries, will receive payments or benefits under the Company’s Deferred Compensation Plan, SERP, SERAP and ETRIP, to the extent of their balances or accrued benefits, pursuant to the eligibility rules under the terms of those plans. These plans, including the Named Executives’ plan balances or accrued amounts, as applicable, are described in detail beginning on page 37 of this Proxy Statement. In general, each of these plans provides for the payment of a lump-sum to the Named Executive or his estate if his balance is under a threshold amount or installment payments under certain circumstances. Between the date of the applicable triggering event and the date benefits are distributed, each Named Executive’s benefits under these plans continue to accrue earnings, and, with respect to the Deferred Compensation Plan, are adjusted by gains or losses based upon his investment elections. The benefits under these plans, other than the Deferred Compensation Plan, vest over an established schedule. The SERP and SERAP provide for an acceleration of the unvested balance upon the death or permanent disability of the executive, while the ETRIP provides no acceleration. In each Named Executive’s employment agreement, “termination due to disability” is generally defined as the Named Executive being unable to perform the essential functions of his job for a continuous period of 180 days.

Termination of Employment by the Company without “Cause” Before a Change-in-Control of the Company.

Messrs. Killinger and Rotella have employment agreements that provide for compensation payments and equity acceleration in the event of termination of employment by the Company without “cause,” as defined below, before there is a change-in-control of the Company. Messrs. Casey and Corcoran are not entitled to any additional consideration or equity vesting upon this triggering event.

If they are terminated by the Company without cause and before a change-in-control of the Company, each of Messrs. Killinger and Rotella would be entitled to equity acceleration as follows:

■	All unvested stock options and unvested shares of restricted stock receive the same acceleration as outlined above for a termination due to death or disability.

■	Mr. Rotella’s performance share awards would continue for the remainder of the performance cycles pursuant to his employment agreement. Because he is over age 55 and has over 10 years of service, Mr. Killinger would not forfeit his performance share awards. In both cases, the payout of performance share awards, if any, would be made at the end of the applicable performance cycle to the extent of the Company’s achieved performance relative to its peer group.

Both Mr. Killinger and Mr. Rotella would be entitled to a lump-sum cash severance payment within five days after the date of termination. Mr. Killinger’s severance amount would be equal to three times his “annual compensation” and Mr. Rotella’s severance would equal two times his “annual compensation.” For cash severance purposes, “annual compensation” pursuant to each Named Executive’s employment agreement would be calculated to include only the following:

■	Salary and bonus, calculated as the greatest of: (i) the total of Named Executive’s salary and Leadership Bonus Plan target bonus for the calendar year in which the termination occurs (if established before the termination), (ii) the Named Executive’s salary and actual bonus for the prior calendar year (annualized if the Named Executive was not employed by Washington Mutual for the entire previous calendar year), or (iii) pursuant to Mr. Corcoran’s agreement only, his salary and actual bonus for the calendar year immediately preceding the year in which the termination occurred (annualized if he was not employed by Washington Mutual for the entire such calendar year);

■	Performance share awards based on the market value of the shares of Company common stock issued as a payout (or cash if shares are not issued) for the most recent performance share cycle for which the Company’s Board of Directors Human Resources Committee certified results prior to the termination date;

■	Benefit accruals made (or anticipated to have been made during the remainder of the year) on behalf of the Named Executive under the WaMu Pension Plan and the SERP, and Company contributions on behalf of the Named Executive under the Company’s 401(k) Savings Plan during the calendar year in which the termination occurs; and

■	The annualized contributions made on behalf of the Named Executive under its medical, dental, life and long-term disability plans during the calendar year in which the termination occurs.

Cash bonus payments pursuant to the Company’s Leadership Bonus Plan would be prorated based on the number of days of active service during the calendar year prior to the termination. The Company’s performance continues to be measured against the applicable performance measures at the end of the applicable calendar year.

Termination by Company with “Cause” or by the Named Executive for Any Reason Before a Change-in-Control of the Company.

In accordance with each Named Executive’s employment agreement, if such Named Executive is terminated by the Company with “cause” before there is a change-in-control of the Company, then the Named Executive would not be entitled to any cash severance payments. In addition, all of the Named Executive’s outstanding stock options, whether vested or unvested, unvested shares of restricted stock, and performance share awards for outstanding performance cycles, would be immediately forfeited and cancelled pursuant to the applicable equity award agreements. The Named Executive’s cash bonus payout under the Company’s Leadership Bonus Plan for the year in which the termination occurred would be forfeited at the discretion of the Company Human Resources Committee. The employment agreements generally define “cause” to include (i) recurring substance abuse; (ii) conviction of a felony or certain misdemeanors involving moral turpitude; (iii) entering into a pretrial diversion program in connection with the prosecution for certain crimes; (iv) dishonesty, fraud, destruction or theft of Company property; (v) physical attack on another Company employee; (vi) willful malfeasance or gross negligence in performance; or (vii) or misconduct that causes a material injury to the Company.

The plan documents for the Company’s nonqualified retirement plans, the SERP, SERAP and ETRIP, all generally provide that if the “for cause” termination of the Named Executive is due to his fraud, embezzlement, theft or any other crime of moral turpitude or dishonesty in his relationship with the Company (without necessity of formal criminal proceedings being initiated), then the Named Executive’s vested and unvested benefits in these plans also would be forfeited.

If the Named Executive terminates his employment for any reason prior to a change-in-control, the employment agreements and plan documents do not provide for any additional compensation or benefits for such Named Executive. However, the Named Executive would not forfeit his equity awards and retirement plan balances, as described above.

Upon a Change-in-Control of the Company Without Termination of the Named Executive’s Employment.

The Named Executives’ employment agreements do not provide for any additional compensation payable to the Named Executives in the event of a change-in-control of the Company. However, the Company’s Amended and Restated 2003 Equity Incentive Plan provides that as of the consummation of a “company transaction,” all outstanding unvested stock options and unvested shares of restricted stock would receive the same vesting acceleration as outlined above for a termination due to death or disability, unless the Company’s Human Resources Committee instead in its discretion provides that such outstanding awards are assumed or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “company transaction” is generally defined in the Plan as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a change-in-control of the Company.

As of the closing of the change-in-control (whether or not the Named Executive is later terminated), the Named Executives would receive a payout for all performance share awards subject to outstanding performance cycles. The payout would be based on the Company’s performance relative to the peer group, as calculated through the most recent month or quarter prior to the date of the change-in-control. In addition, the Company’s ETRIP provides that each Named Executive would be credited with three additional years of “executive service” for the purposes of ETRIP benefit calculations. The SERP and SERAP do not have any acceleration or similar provisions regarding a change-in-control.

Within Three Years after a Change-in-Control of the Company: Termination by the Company for Any Reason or by the Named Executive with Good Reason

In accordance with their employment agreements and applicable benefit plan documents, each Named Executive would receive the following in the event that they are terminated by the Company for any reason or if they terminate their employment with “good reason,” in both cases within three years after a change-in-control of the Company:

■	A lump-sum cash severance payment equal to three times the Named Executive’s “annual compensation.” For this purpose, annual compensation would be calculated in accordance with the description above on page 43.

■	If in the event of a change-in-control, the Company’s Human Resources Committee provided that all unvested stock options and unvested shares of restricted stock would be assumed or substituted by the acquiring company without accelerated vesting, such unvested stock options and restricted stock would receive the same vesting acceleration when the Named Executive is terminated, as outlined above on page 42 for a termination due to death or disability.

■	As of the closing of the change-in-control (whether or not the Named Executive is later terminated), the Named Executives would receive a payout for all performance share awards subject to outstanding performance cycles. The payout would be based on the Company’s performance relative to the peer group, as calculated through the most recent month or quarter prior to the date of the change-in-control.

For this purpose, “good reason” is generally defined as any of the following: (i) assignment of duties that are materially different from those assigned prior to the change-in-control, or which result in significantly less authority and responsibility; (ii) the removal of Named Executive from the position held immediately prior to the change-in-control; (iii) a reduction in base salary, or failure to increase base salary each year in a percentage amount at least equal to that of the consumer price index; (iv) a reduction in the Named Executive’s total compensation to a level below the average total compensation paid by the Company to the Named Executive during the 24 months prior to the change-in-control; or (v) any change in job duties requiring relocation outside of the greater metropolitan area of the primary work location without the employee’s written consent.

Within Three Years after a Change-in-Control of the Company: Termination by the Named Executive without Good Reason

If the Named Executive terminates his employment without “good reason” within three years after a change-in-control, the employment agreements and plan documents do not provide for any additional compensation or benefits for a Named Executive.

280G Tax Gross-Up

Each Named Executive’s employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to the Named Executive. The gross-up payment would be equal to the amount necessary to cause the net amount retained by the Named Executive, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount the Named Executive would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

Post-Employment Recoupment of Equity Awards

The award agreements for the Company’s restricted stock and stock option grants made in 2006 and beyond to employees, including the Named Executives, contain certain non-solicitation and non-competition restrictions that generally apply for one-year after termination of the Named Executive’s employment with the Company. If the Named Executive violates the non-solicitation or non-competition provisions, he will forfeit all of his outstanding stock options and restricted stock granted under the agreement. In addition, the Named Executive would be required to return to the Company all gains realized by him on restricted stock or stock options obtained pursuant to the agreements during the 12 month period prior to his violation.

			Before a Change-in-Control			Change-in-Control and Termination(7)(8)
		A	B	C	D	E	F
				Termination by
				Company with
			Termination	Cause or by		Term. by Company	Term. by
		Death or	by Company	Executive for	Upon the	for Any Reason or	Executive
		Disability	without	Any Reason	Change-in-	by Executive with	without Good
Name	Type of Benefit	($)	Cause($)	($)	Control($)	Good Reason($)	Reason($)
Kerry K. Killinger	Cash Severance(1)	—	14,823,806	—	—	14,823,806	—
Chairman and	Option Vesting(2)	1,584,398	1,584,398	—	1,584,398	—	—
Chief Executive	Restr. Stock Vesting(3)	14,772,193	14,772,193	—	14,772,193	—	—
Officer	Perf. Share Vesting(4)	—	—	—	—	—	—
	ETRIP Additional Service Credits	—	—	—	5,855,111	—	—
	280G Tax Gross Up(5)	—	—	—	—	10,466,850	—
	Total Value Upon Event(6)	16,356,591	31,180,397	—	22,211,702	25,290,656	—

	Total Value Upon CIC and Termination Events in Column E (Column D+E)					47,502,358

	Total Value Upon CIC and Termination Event in Column F (Column D+F)						22,211,702

(1)	Mr. Killinger’s employment agreement provides for a lump-sum cash payment in the amount of three times his “annual compensation,” as described on page 43 of this Proxy Statement, in the event (i) the Company terminates his employment, without cause, prior to a change-in-control; or (ii) if within three years following a change-in-control, his employment is terminated by the Company for any reason or by Mr. Killinger for good reason.

(2)	Mr. Killinger’s employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by the Company for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by the Company for any reason or by Mr. Killinger for good reason (assuming the options and stock does not accelerate on the closing of the change-in-control). The value of stock option vesting reflected in the table was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the Company’s closing price of $45.49 on December 29, 2006. Because Mr. Killinger meets the age and service requirements for retirement under his stock option agreements (age 55 with 10 years of service), his post-termination exercise period for vested options is 5 years, not to exceed the original expiration date of the option grant.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $45.49, with any performance measures through the end of 2006 factored into the calculation.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 29, 2006.

(5)	Mr. Killinger’s employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Killinger. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Killinger, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Killinger would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(6)	In addition to the total values payable to Mr. Killinger upon each of the triggering events contained in this table, Mr. Killinger would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported on page 34 of this Proxy Statement, unless he is terminated with cause; (ii) his accrued benefits under the Company’s nonqualified deferred compensation plans, as reported on page 39 of this Proxy Statement; (iii) his accrued benefits under the WaMu Pension Plan, as reported on page 37 of this Proxy Statement and his accrued benefits under the ETRIP, as reported in footnote 4 to the Pension Benefits Table on page 37 of this Proxy Statement; (iv) his 2006 Leadership Bonus Plan cash bonus payout, as reported in the Summary Compensation Table on page 30 of this Proxy Statement; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan.

(7)	These two columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(8)	Note: For a change-in-control and subsequent termination of Mr. Killinger’s employment, he would have received the “Total Value Upon Event” specified in the table in column D plus the Total Value Upon Event” in either column E or column F, depending upon the circumstances of his termination.

			Before Change-in-Control			Change-in-Control and Termination(8)(9)
		A	B	C	D	E	F
						Termination by
				Termination by		Company for	Termination by
			Termination	Company with		Any Reason or	Executive
		Death or	by Company	Cause or by	Upon the	by Executive	without
		Disability	without	Executive for	Change-in-	with Good	Good
Name	Type of Benefit	($)	Cause($)	Any Reason($)	Control($)	Reason($)	Reason($)
Thomas W. Casey	Cash Severance(1)	—	—	—	—	6,021,397	—
Executive Vice	Option Vesting(2)	441,171	—	—	441,171	—	—
President and	Restr. Stock Vesting(3)	6,607,217	—	—	6,607,217	—	—
Chief Financial	Perf. Share Vesting(4)	—	—	—	—	—	—
Officer	ETRIP Additional Service Credits	—	—	—	1,629,004	—	—
	SERP Vesting(5)	37,792	—	—	—	—	—
	280G Tax Gross Up(6)	—	—	—	1,943,901	2,617,161	—
	Total Value Upon Event(7)	7,086,180	—	—	10,621,293	8,638,558	—

	Total Value Upon CIC and Termination Events in Column E (Column D+E)					19,259,851

	Total Value Upon CIC and Termination Event in Column F (Column D+F)						10,621,293

(1)	Mr. Casey’s employment agreement provides for a lump-sum cash payment in the amount of three times his “annual compensation,” as described on page 43 of this Proxy Statement, if within three years following a change-in-control, his employment is terminated by the Company for any reason or by Mr. Casey for good reason.

(2)	The value of stock option vesting reflected in the table was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the Company’s closing price of $45.49 on December 29, 2006.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $45.49, with any performance measures through the end of 2006 factored into the calculation.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 29, 2006.

(5)	Mr. Casey was 75% vested in his SERP benefit as of the end of 2006. This amount represents the portion of Mr. Casey’s SERP benefit that would become non-forfeitable upon his death or permanent disability. There is no incremental value to Mr. Casey in other termination situations.

(6)	Mr. Casey’s employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Casey. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Casey, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Casey would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(7)	In addition to the total values payable to Mr. Casey upon each of the events contained in this table, Mr. Casey would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported on page 34 of this Proxy Statement, unless he is terminated with cause; (ii) his accrued benefits under the Company’s nonqualified deferred compensation plans, as reported on page 39 of this Proxy Statement; (iii) his accrued benefits under the WaMu Pension Plan, as reported on page 37 of this Proxy Statement and his accrued benefits under the ETRIP, as reported in footnote 4 to the Pension Benefits Table on page 37 of this Proxy Statement; (iv) his 2006 Leadership Bonus Plan cash bonus payout, as reported in the Summary Compensation Table on page 30 of this Proxy Statement; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan.

(8)	These two columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(9)	Note: For a change-in-control and subsequent termination of Mr. Casey’s employment, he would have received the “Total Value Upon Event” specified in the table in column D plus the “Total Value Upon Event” in either column E or column F, depending upon the circumstances of his termination.

			Before Change-in-Control				Change-in-Control and Termination(10)(11)
		A	B		C	D	E	F
					Termination		Termination by
			Termination by		by Company		Company for
			Company		with Cause or		Any Reason or	Termination by
			without		by Executive	Upon the	by Executive	Executive
		Death or	Cause		for Any	Change-in-	with Good	without Good
Name	Type of Benefit	Disability($)	($)(8)		Reason($)	Control($)	Reason($)	Reason($)
Stephen J. Rotella	Cash Severance(1)	—	7,702,207		—	—	11,553,310	—
President and	Option Vesting(2)	1,047,302	1,047,302		—	1,047,302	—	—
Chief Operating	Restr. Stock Vesting(3)	10,337,053	10,337,053	(9)	—	10,337,053	—	—
Officer	Perf. Share Vesting(4)	—	—		—	—	—	—
	ETRIP Additional Service Credits	—	—		—	3,659,153	—	—
	SERP Vesting(5)	13,972	—		—	—	—	—
	280G Tax Gross Up(6)	—	—		—	3,877,143	5,049,057	—
	Total Value(7)	11,398,327	19,086,562		—	18,920,651	16,602,367	—

	Total Value Upon CIC and Term. Events in Column E (Column D+E)						35,523,018

	Total Value Upon CIC and Term. Event in Column F (Column D+F)							18,920,651

(1)	Mr. Rotella’s employment agreement provides for a lump-sum cash payment in the amount of (i) two times his “annual compensation,” as described on page 43 of this Proxy Statement, in the event the Company terminates his employment, without cause, prior to a change-in-control; and (ii) three times his annual compensation if within three years following a change-in-control, his employment is terminated by the Company for any reason or by Mr. Rotella for good reason.

(2)	Mr. Rotella’s employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by the Company for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by the Company for any reason or by Mr. Rotella for good reason (assuming the options and stock does not accelerate on the closing of the change-in-control). In addition, upon such terminations, Mr. Rotella would continue to hold his performance share awards for all uncompleted performance cycles. Such awards would pay out at the end of the applicable cycles in accordance with the terms of the Performance Share Award Program. The value of stock option vesting reflected in the table was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the Company’s closing price of $45.49 on December 29, 2006.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $45.49, with any performance measures through the end of 2006 factored into the calculation.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 29, 2006.

(5)	Mr. Rotella was 25% vested in his SERP benefit as of the end of 2006. This amount represents the portion of Mr. Rotella’s SERP benefit that would become non-forfeitable upon his death or permanent disability. There is no incremental value to Mr. Rotella in other termination situations.

(6)	Mr. Rotella’s employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Rotella. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Rotella, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Rotella would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(7)	In addition to the total values payable to Mr. Rotella upon each of the events contained in this table, Mr. Rotella would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported on page 34 of this Proxy Statement, unless he is terminated with cause; (ii) his accrued benefits under the Company’s nonqualified deferred compensation plans, as reported on page 39 of this Proxy Statement; (iii) his accrued benefits under the WaMu Pension Plan, as reported on page 37 of this Proxy Statement, and his accrued benefits under the ETRIP, as reported in footnote 4 to the Pension Benefits Table on page 37 of this Proxy Statement; (iv) his 2006 Leadership Bonus Plan cash bonus payout, as reported in the Summary Compensation Table on page 30 of this Proxy Statement; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan.

(8)	Under Mr. Rotella’s employment agreement, he would be required to execute a separation agreement with the Company upon termination to receive the benefits reported in this column. The separation agreement would contain a 24 month non-competition and non-solicitation covenant in favor of the Company.

(9)	Mr. Rotella’s employment agreement provides that the Human Resources Committee may exclude any of his particular grants of restricted stock made after March 1, 2005 from acceleration upon the triggering event reported in this column.

(10)	These two columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(11)	Note: For a change-in-control and subsequent termination of Mr. Rotella’s employment, he would have received the “Total Value Upon Event” specified in the table in column D plus the “Total Value Upon Event” in either column E or column F, depending upon the circumstances of his termination.

			Before Change-in-Control			Change-in-Control and Termination(7)(8)
		A	B	C	D	E	F
						Termination by
				Termination by		Company for
			Termination	Company with		any reason or	Termination by
		Death or	by Company	Cause or by	Upon the	by Executive	Executive
		Disability	without	Executive for	Change-in-	with Good	without Good
Name	Type of Benefit	($)	Cause($)	Any Reason($)	Control($)	Reason($)	Reason($)
James B. Corcoran	Cash Severance(1)	—	—	—	—	4,257,741	—
Executive Vice	Option Vesting(2)	151,666	—	—	151,666	—	—
President and	Restr. Stock Vesting(3)	800,215	—	—	800,215	—	—
President, Retail	Perf. Share Vesting(4)	—	—	—	—	—
Banking	ETRIP Additional Service Credits	—	—	—	875,846	—	—
	280G Tax Gross Up(5)	—	—	—	—	—	—
	Total Value Upon Event(6)	951,881	—	—	1,827,727	4,257,741	—

	Total Value Upon CIC and Term. Events in Column E (Column D+E)					6,085,468

	Total Value Upon CIC and Term. Event in Column F (Column D+F)						1,827,727

(1)	Mr. Corcoran’s employment agreement provides for a lump-sum cash payment in the amount of three times his “annual compensation,” as described on page 43 of this Proxy Statement, if within three years following a change-in-control, his employment is terminated by the Company for any reason or by Mr. Corcoran for good reason. In addition, his agreement contains a non-solicitation provision that would apply for one-year after termination of his employment.

(2)	The value of stock option vesting reflected in the table was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the Company’s closing price of $45.39 on December 29, 2006.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $45.39, with any performance measures through the end of 2006 factored into the calculation.

(4)	As of the end of 2006, Mr. Corcoran had no outstanding performance share awards.

(5)	Mr. Corcoran’s employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Corcoran. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Corcoran, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Corcoran would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(6)	In addition to the total values payable to Mr. Corcoran upon each of the events contained in this table, Mr. Corcoran would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported on page 34 of this Proxy Statement, unless he is terminated with cause; (ii) his accrued benefits under the Company’s nonqualified deferred compensation plans, as reported on page 39 of this Proxy Statement; (iii) his accrued benefits under the WaMu Pension Plan, as reported on page 37 of this Proxy Statement; (iv) his 2006 Leadership Bonus Plan cash bonus payout, as reported in the Summary Compensation Table on page 30 of this Proxy Statement; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan.

(7)	These two columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption of unvested stock options and restricted stock by the acquiring company.

(8)	Note: For a change-in-control and subsequent termination of Mr. Corcoran’s employment, he would have received the “Total Value Upon Event” specified in the table in column D plus the “Total Value Upon Event” in either column E or column F, depending upon the circumstances of his termination.

RELATED TRANSACTIONS AND OTHER MATTERS

Related Party Transaction Policy and Procedures

Pursuant to the Company’s Board-approved Related Party Transaction Policy and Procedures, the Company’s Governance Committee is responsible for reviewing and approving or ratifying all related party transactions that are subject to the policy. This written policy applies to certain transactions involving over $100,000 in any calendar year with related parties, which includes our officers, directors and director nominees, and members of their immediate family. The policy also applies to certain transactions with Company shareholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The policy also provides for standing pre-approval for certain categories of related party transactions where the risk of a conflict of interest is low.

Transactions With Our Directors

In 2006, we paid $175,694 to Pugh Capital Management, Inc. for investment advisory services. Mary E. Pugh, one of our directors, is the founder and President of Pugh Capital Management, Inc., a Seattle-based fixed income money management company. The Human Resources Committee, on behalf of our Board, reviewed the performance of her firm, with respect to the provided services. This relationship has ended and will not continue during 2007. The Board’s Governance Committee ratified this transaction in accordance with Related Party Transaction Policy and Procedures.

Legal Proceedings Involving Our Directors and Executive Officers

On November 29, 2005, a derivative shareholder lawsuit was filed in Washington State Superior Court purportedly asserting claims for the benefit of the Company. The case was removed to federal court, where it is now pending. Lee Family Investments, by and through its Trustee W.B. Lee, Derivatively and on behalf of Nominal Defendant Washington Mutual, Inc. v. Killinger et al., No. CV05-2121C (W.D. Wa., Filed Nov. 29, 2005) (the “Derivative Action”). The defendants in the Derivative Action include Messrs. Killinger and Casey, as well as current Company directors, Messrs. Frank, Matthews, Murphy, Reed and Stever, and Mss. Farrell, Pugh and Osmer McQuade. The allegations in the Derivative Action mirror those in the case currently pending against the Company and a number of its officers in the U.S. District Court for the Western Division of Washington. South Ferry L.P. #2 v. Killinger et al., No. CV04-1599C (W.D. Wa., Filed Jul. 19, 2004) (the “Securities Action”). The Securities Action alleges violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 thereunder and Section 20(a) of the Exchange Act by the defendants in various public statements in which the defendants purportedly made misrepresentations and failed to disclose material facts concerning, among other things, alleged internal systems problems and hedging issues. The Derivative Action further seeks relief based on claims that the independent director defendants failed to respond to and failed to respond in light of the misrepresentations alleged in the Securities Action and that the filing of that action has caused the Company to expend sums to defend itself and the individual defendants and to conduct internal investigations related to the underlying claims.

By stipulation of the parties, the court has ordered the Derivative Action stayed pending the outcome of the Securities Action. The Securities Action is on interlocutory appeal to the United States Court of Appeals for the Ninth Circuit, from the district court’s denial of a motion to dismiss that the defendants in that action filed. Any party may lift the stay in the Derivative Action on 30-days’ notice to the others, and the court could choose to do so at any time as well. Pursuant to and as required by the provisions of the Company’s current articles of incorporation and bylaws, the Company has indemnified and is providing a defense for the defendants in the Derivative Action.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors and executive officers and any beneficial owners of more than 10% of any registered class of our equity securities, are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of copies of these reports and on written representations from such reporting persons, we believe that during 2006, all such persons filed all ownership reports and reported all transactions on a timely basis.

ITEM 2. RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT AUDITORS

Deloitte & Touche LLP currently serves as the Company’s independent auditor and has conducted the audit of the Company’s accounts for 2006. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditor. In February 2007, the Audit Committee appointed Deloitte & Touche LLP to serve as independent auditor to conduct an audit of the Company’s accounts for 2007.

Ratification of Independent Auditor

Selection of the Company’s independent auditor is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. After doing so, it may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the shareholders ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, at its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions submitted to the Secretary of Washington Mutual in advance of the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT AUDITOR.

FEES

Aggregate fees for professional services rendered to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2006 and 2005 were as follows:

	Year Ended
	2006	2005

Audit Fees	$9,304,000	$8,715,000
Audit-Related Fees	2,366,000	1,359,000
Tax Fees	812,000	614,000
All Other Fees	3,000	5,000

Total Fees	$12,485,000	$10,693,000

Audit Fees

Audit Fees consisted of fees related to the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years. Audit fees also included fees for services that generally can only be provided by the Company’s independent auditor. These services included comfort letters, statutory audits, attest services, and consent filings.

Audit-Related Fees

Audit-Related Fees for each of 2006 and 2005 included fees for assistance related to mortgage securitizations and other securities offerings, servicing attestations and review of certain agreed-upon procedures. In addition, Audit-Related Fees for 2005 included assistance in applying financial accounting principles and internal control related services (including assistance with Sarbanes-Oxley Section 404 compliance).

Tax Fees

Tax Fees in each of 2006 and 2005 consisted of tax compliance services including assistance with Internal Revenue Service exams and appeals. In addition, Tax Fees for 2005 included due diligence assistance with mergers and acquisitions.

All Other Fees

All Other Fees consisted of fees for an on-line accounting reference tool in 2006 and 2005.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche.

Audit Committee Pre-Approval Policy

The Company’s Audit Committee believes that maintaining the independence of the Company from its independent auditor is critical to the integrity of the Company’s financial statements. The Audit Committee has adopted a Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor which requires that services performed for the Company by the independent auditor must be pre-approved by the Audit Committee, or a designated member thereof. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing year. On at least a quarterly basis, (i) the Committee reviews and, if appropriate, pre-approves, services to be performed by the independent auditor; and (ii) reviews a report summarizing fiscal year-to-date services provided by the independent auditor and related fees. In determining whether to approve services to be performed by the independent auditor, the Audit Committee considers the independent auditor’s knowledge of the Company and whether another firm can provide similar services to the Company.

In 2006, 100% of Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is composed of six directors who have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NYSE. In addition, the Board has determined that Mr. Frank is an Audit Committee Financial Expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (1) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (2) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.

The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

1.  The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;

2.  The Audit Committee has discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.  The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence; and

4.  Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Stephen E. Frank, Chair
Thomas C. Leppert
Phillip D. Matthews
Michael K. Murphy
William G. Reed, Jr.
Orin C. Smith

ITEM 3. SHAREHOLDER PROPOSAL
RELATING TO OUR RETIREMENT PLAN POLICIES

The United Brotherhood of Carpenters Pension Fund of 101 Constitution Avenue, N.W., Washington D.C. 20001, beneficial owner of approximately 14,100 shares of the Company’s common stock, has indicated to us that it will present the following shareholder proposal and supporting statement at the Annual Meeting. The proposal and supporting statement are quoted verbatim below.

Shareholder Resolution

Supplemental Executive Retirement Plan Policy Proposal

Be it Resolved:  That the shareholders of Washington Mutual, Inc. (“Company”) hereby urge that the Board of Director’s executive compensation committee establish a policy limiting the benefits provided under the Company’s supplemental executive retirement plan (“SERP Policy”). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive’s annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan’s definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.

Shareholder Supporting Statement

We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). Our Company has established a SERP, called the Executive Target Retirement Income Fund. The Executive Target Retirement Income Fund provides the Company’s chief executive officer (“CEO”) and other senior executives’ retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan.

At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant’s retirement benefit under a tax-qualified pension plan. Our Company has established a SERP as a complement to its tax-qualified plan in order to provide senior executives increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The SERP establishes a higher compensation level on which to calculate senior executives’ pension benefits by including the executive’s full salary and annual bonus in the compensation figure. The Company’s 2006 proxy statement indicates that the combined salary and bonus figure was $4,555,000 for the CEO, approximately 20 times the $220,000 compensation limit in the Company’s tax-qualified pension plan.

Our position is that the inclusion of an executive’s annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal’s limitation on the type of compensation that can be considered in determining senior executive’s retirement benefits to only the executive’s salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal for these reasons

Our Board of Directors believes that the limits and exclusions contained in the proposal would primarily apply to our Executive Target Retirement Income Plan (the “ETRIP”), and would undermine our ability to attract and retain top executive talent.

In 2003, the Human Resources Committee of our Board of Directors, composed entirely of independent directors, engaged an outside consultant to review our compensation program for executive officers to ensure that our compensation program was competitive and would support its goal of attracting and retaining top executive talent. The outside consultant examined our existing programs for executive officers, including our existing tax-qualified and non-qualified retirement plans. The consultant compared the level of retirement benefits that we offer to those offered by our peers. The consultant’s study indicated that in order to remain competitive, we should adopt a plan that, in the aggregate, would provide executive officers with retirement income equal to approximately 55% of their annual pay (base salary and bonus) for the remainder of their lives. The benefit vests over five years, and is reduced to the extent that the executive has less than 25 years of executive service with the Company (non-executive service does not count). Finally, the benefit is offset by the executive’s balances in our other retirement plans to the extent that the balances do not represent the executive’s funds. The ETRIP was adopted effective January 1, 2004.

As designed, the ETRIP provides retirement benefits that are competitive relative to our peers and has played an important role in our recent efforts to attract high-level executives from successful careers at other companies. In addition, the five year vesting schedule and the reduction in benefits for less than 25 years of executive service provide a strong incentive to executive officers to continue their employment with the Company. For these reasons, our Board of Directors believes that the benefits provided by the ETRIP support its objective of attracting and retaining top executive talent, and removing the annual bonus from the definition of compensation under the ETRIP would undermine our ability to attract and retain top executive talent.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST”
THE SHAREHOLDER PROPOSAL RELATING TO OUR
RETIREMENT PLAN POLICIES

ITEM 4. SHAREHOLDER PROPOSAL
RELATING TO OUR DIRECTOR ELECTION PROCESS

The International Brotherhood of Electrical Workers Pension Benefit Fund of 900 Seventh Street, N.W., Washington D.C. 20001, beneficial owner of 88,832 shares of the Company’s common stock, has indicated to us that it will present the following shareholder proposal and supporting statement at the Annual Meeting. The proposal and supporting statement are quoted verbatim below.

Shareholder Resolution

Director Election Majority Vote Standard Proposal

RESOLVED:  That the shareholders of Washington Mutual, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Shareholder Supporting Statement

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board have not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal for these reasons:

After careful consideration, our Board of Directors recommends a vote against this proposal because we believe that our recent amendment to our bylaws to establish a majority voting policy provides the best structure at this time for implementing majority voting.

In the past several years the issue of majority voting for corporate directors has generated significant interest in the corporate and legal communities and has raised many questions. In response, our Board’s Governance Committee has been conducting an ongoing review of majority voting. To address the issue, our Board recently adopted an amendment to our bylaws to implement a majority voting policy for all uncontested director elections beginning with the 2007 Annual Meeting. We believe the new procedures will provide an effective process to achieve the proposal’s objectives, while also giving the Company sufficient time and flexibility to respond to further developments and potential changes in Washington law addressing the issue.

Under our new majority voting procedures, a director nominee who receives a greater number of affirmative “withheld” votes than “for” votes will be required to promptly tender his or her resignation to the Board. The Governance Committee, without the nominee in question participating, will promptly consider the resignation offer and make a recommendation to the Board. The Board (again, without the nominee in question participating) will act on the Governance Committee’s recommendation within 90 days following the date of the shareholders’ meeting at which the election occurred. Thereafter, the Board will promptly disclose publicly its decision whether to accept the director’s resignation offer.

We have established our majority voting procedures in our bylaws, rather than in an independent Board policy like some companies, because we agree with the proponent that a “critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents.” We also believe that implementing this policy in our bylaws is preferable to amending our articles of incorporation, as requested by the shareholder proposal. We are a Washington corporation, and to date, Washington law has not definitively addressed the issue of majority voting. By implementing majority voting through our bylaws, our Board retains sufficient flexibility to respond to further developments and changes under Washington law without having to hold a meeting of shareholders to amend our articles of incorporation each time a change is needed. Many groups are actively considering the practical and legal aspects of majority voting for directors. In particular, these groups are studying whether changes to state laws may be required to enable corporations to avoid some of the adverse consequences that may result from the implementation of majority voting. Legislation addressing the election of directors for Washington corporations has been introduced in the current session of the Washington State Legislature. At this time, however, we are unable to predict with certainty whether such legislation will be enacted or, if enacted, what the final form of the legislation will be.

While our Board of Directors believes that our majority voting bylaw is a prudent response to shareholder concerns and the evolving legal standards governing director elections, the Board’s Governance Committee will continue to monitor the issue, including the activities of the Washington State Legislature and the many groups that are analyzing majority voting. We agree with the proponent that a combination of a majority vote standard and a post-election director resignation policy establishes a meaningful right for shareholders to elect directors while still reserving for the board an important post-election role in determining the status of directors who do not receive a majority vote. The majority voting standard we have adopted in our bylaws directly achieves these goals.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST”
THE SHAREHOLDER PROPOSAL RELATING TO OUR
COMPANY’S DIRECTOR ELECTION PROCESS

ITEM 5. SHAREHOLDER PROPOSAL
RELATING TO OUR
DIRECTOR NOMINEE QUALIFICATIONS

Sydney K. Kay, Ph. D. of 5718 Harvest Hill Road, Dallas TX 75230, beneficial owner of 137.4 shares of our common stock, has indicated to us that he will present the following shareholder proposal and supporting statement at the Annual Meeting. The proposal and supporting statement are quoted verbatim below.

QUALIFICATIONS FOR DIRECTOR NOMINEES

WHEREAS Most Director nominees come from businesses totally unrelated to the corporation to which they have been nominated to serve on its independent executive governance Board;

WHEREAS It is no secret that, throughout the financial industry, that Chairmen and CEOs have the power to appoint their own Boards of Directors. John Kenneth Galbraith, the renowned economist, said it bluntly: “Senior Executives in the great corporations of this country set their own salaries... and stock option deals... subject to the approval of the Board of Directors that they have appointed. Not surprisingly, the Directors go along.” (The Dallas Morning News, 1-16-2000, p. 1/10E);

WHEREAS Most corporate Boards in the United States consist of present or past Chairmen and/or CEOs and Presidents of other corporations who, back home, have or had the power to nominate their own Boards of Directors;

WHEREAS Directors, nominated in such fashion, have been called “Puppets.” by the author of this Proposal; “Flunkies” by David Broder of The Washington Post, and “Rubber-Stampers” by Steve Hamm of BusinessWeek magazine;

WHEREAS Paul Volcher, former Chairman of the Federal Reserve Board, said, “Stock options have been the principal source of egregious excesses in executive compensation over the past decade without exception.” (Nightly Business Report, PBS, 9-17-2002)

WHEREAS Arthur Levitt, past Chairman of the Securities and Exchange Commission, said, “I spoke time and time again of the failure of the Board of Directors to do anything but act like absolute lambs in the face of their management companies.” (Wall Street Week with Fortune, 11-8-2003, PBS-TV)

WHEREAS Sir J.E.E. Dalberg said, “Power tends to corrupt and absolute power corrupts absolutely”;

WHEREAS ALL the non-employee Directors, COMBINED, often do not own enough shares in the corporations to which they have been nominated to have genuine feelings of fiduciary responsibility to its shareholders. Their allegiance tends to be directed to the Chairmen or CEOs who appointed them, as revealed in the enormously distorted Compensation Packages awarded to Principal Executives that are often totally unrelated to corporate Performance.

WHEREAS Salaried employees shall NOT qualify as Director Nominees. Their presence on the Board corrupts and destroys its function as a truly and totally independent executive governance body;

WHEREAS To have a truly and totally independent executive governance Board of Directors the nominees must come from sources over which Chairmen, Presidents, CEOs, and other Principal Executives in the corporation have no input or control whatsoever;

THEREFORE, IT is RECOMMENDED and REQUESTED that, beginning with the 2008 Annual Meeting of the shareholders, ALL Nominees for the Board of Directors shall be:

1.	Individual Investors who shall, for at least the past three (3) years, have been, and currently are, the sole owner of at least five million dollars ($5,000,000) of the corporation’s shares, and/or:

2.	Individuals from Mutual, Pension, State Treasury Funds, Foundations or Brokerages holding at least two million (2,000,000) voting shares in the corporation to which they stand for nomination.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal for these reasons:

Our Board of Directors recommends a vote against this proposal because it unreasonably focuses on only one characteristic of potential directors and would therefore unnecessarily restrict the pool of individuals who would be eligible to be nominated to serve as Washington Mutual directors. Instead, stock ownership is one of many characteristics that our Board should consider when seeking director candidates.

We believe that the interests of our shareholders are best served by a Board of Directors, a substantial majority of which are independent, that includes a variety of perspectives, experiences and qualities, including, but not limited, to Washington Mutual stock ownership. Therefore, our General Criteria for Nomination to the Board contained in our Corporate Governance Guidelines provide that our Board and Governance Committee should examine numerous qualities and characteristics when seeking director candidates. These qualities and characteristics include, but are not limited to, ethics and integrity, personal and professional reputation, experience and expertise, and knowledge of our industry. In addition, when seeking director nominees our Board and Governance Committee strive to ensure that the Board remains a diverse body, reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.

We agree with the proponent that Company stock ownership is important; however, we do not believe that establishing minimum share requirements of $5,000,000 for individuals and 2,000,000 shares for representatives of mutual funds, pension funds and other entities best addresses this concern. Instead, we addressed this concern several years ago when we established director stock ownership guidelines that apply to all non-employee directors, including new directors after a three-year compliance period (directors who are employees, like our chief executive officer, are subject to ownership guidelines for executives). Our director stock ownership guidelines generally provide that non-employee directors are expected to maintain stock ownership in Washington Mutual in an amount that is meaningful, and which shall have a value of at least three times our annual director cash retainer. We believe that these guidelines, along with our General Criteria for Nomination to the Board, are the best way to ensure that Washington Mutual will have an appropriate pool of individuals who can be nominated to serve on our Board of Directors. Accordingly, our Board recommends that shareholders vote against this proposal.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST”
THE SHAREHOLDER PROPOSAL RELATING TO OUR
COMPANY’S DIRECTOR NOMINEE QUALIFICATIONS

ANNUAL REPORT

We delivered our Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements and schedules, to our shareholders with this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2006 may be obtained without charge by writing to Investor Relations, Washington Mutual, Inc., 1301 Second Avenue, Seattle, Washington 98101.  This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2006, are also available at our website, www.wamu.com/ir and from the SEC at its website, www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our agent, ADP, if you hold registered shares. You can notify ADP by sending a written request to: ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling ADP at (800) 542-1061.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Under the rules of the SEC and our bylaws, shareholder proposals that meet certain conditions may be included in our Proxy Statement and Form of Proxy for a particular annual meeting if they are presented to us in accordance with the following:

■	Shareholders that intend to present a proposal at our 2008 Annual Meeting of Shareholders must give notice of the proposal to us no later than November 17, 2007 to be considered timely under our bylaws and for inclusion of such proposal in our Proxy Statement and Form of Proxy relating to that meeting.

■	If the date of the 2008 Annual Meeting is earlier than March 18, 2008 or later than May 17, 2008, notice of a proposal must be received by us a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our Proxy Statement and Form of Proxy relating to that meeting, otherwise such proposal must be received by us not less than 45 days nor more than 75 days prior to such meeting to be considered timely.

■	Pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended, the proxies designated by us for the 2008 Annual Meeting will have discretionary authority to vote with respect to any proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2008 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such meeting pursuant to our bylaws.

■	Receipt by us of any proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2008 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules.

■	Our Secretary must receive shareholder proposals or nominations in writing at the executive offices of the Company at 1301 Second Avenue, Seattle, Washington 98101, Attention: Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

William L. Lynch
Secretary

March 19, 2007

P
R
O
X
Y

1301 SECOND AVENUE, SEATTLE, WA 98101
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 17, 2007 at 1:00 p.m.
5th Avenue Theatre
1308 Fifth Avenue
Seattle, Washington
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
WASHINGTON MUTUAL, INC.
     The undersigned shareholder(s) of Washington Mutual, Inc. (the “Company”) hereby appoint(s) William L. Lynch and Fay L. Chapman, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on February 28, 2007, at the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m., Tuesday, April 17, 2007, and at any and all adjournments thereof. Each share of Common Stock is entitled to one vote per share on each of the items properly presented at the Annual Meeting.
     If you are a participant in the WaMu Savings Plan (the “Plan”), you have the right to direct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, regarding how to vote the shares of Company Common Stock attributable to this individual account under the Plan, and the enclosed proxy card also acts as a direction form to provide voting directions to Fidelity. Fidelity will vote shares of Common Stock attributable to participant accounts as directed by such participants. Fidelity will not vote shares of Common Stock attributable to participant accounts for which it does not receive participant direction by April 12, 2007.
     Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN ITEM 1, “FOR” ITEM 2, AND “AGAINST” ITEMS 3, 4, AND 5. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” EACH NOMINEE IN ITEM 1, “FOR” ITEM 2, AND “AGAINST” ITEMS 3, 4 AND 5, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.
(Please sign as name(s) appear(s) on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.)
(Continued and to be signed on the reverse side)

C/O MELLON INVESTOR SERVICES
POST OFFICE BOX 3500
S. HACKENSACK, NJ 07606
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time April 16, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Washington Mutual, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before April 16, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Washington Mutual, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	WAMUT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASHINGTON MUTUAL, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN ITEM 1, “FOR” ITEM 2, AND “AGAINST” ITEMS 3, 4 AND 5. 1. Election of Directors:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:
(Terms will expire in 2008):

01) Anne V. Farrell	08) Michael K. Murphy
02) Stephen E. Frank	09) Margaret Osmer McQuade
03) Kerry K. Killinger	10) Mary E. Pugh
04) Thomas C. Leppert	11) William G. Reed, Jr.
05) Charles M. Lillis	12) Orin C. Smith
06) Phillip D. Matthews	13) James H. Stever
07) Regina T. Montoya

Vote On Proposals		For	Against	Abstain

2.	Company proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2007	☐	☐	☐

3.	Shareholder proposal relating to the Company’s executive retirement plan policies	☐	☐	☐

4.	Shareholder proposal relating to the Company’s director election process	☐	☐	☐

5.	Shareholder proposal relating to the Company’s director nominee qualification requirements	☐	☐	☐

Signature [PLEASE SIGN WITHIN THE BOX]	Date	Signature (Joint Owners)	Date